Exhibit 10.7

EXECUTION VERSION

SECOND LIEN LOAN AGREEMENT

among

LEE ENTERPRISES, INCORPORATED,

VARIOUS LENDERS

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of January 30, 2012

DEUTSCHE BANK SECURITIES INC.

and

GOLDMAN SACHS LENDING PARTNERS LLC

as JOINT LEAD ARRANGERS

and

as JOINT BOOK RUNNING MANAGERS

SECOND LIEN LOAN AGREEMENT, dated as of January 30, 2012, among LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent, DEUTSCHE BANK SECURITIES INC., and GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Lead Arrangers and Joint Book Running Managers. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on December 12, 2011 (the “Petition Date”), the Borrower and certain of its Subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and continued in the possession of their property and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, on January 23, 2012 the Bankruptcy Court entered an order confirming the Second Amended Joint Prepackaged Plan of Reorganization for Lee Enterprises Incorporated and its Debtor Subsidiaries, dated January 19, 2012 (as in effect on the date of confirmation thereof pursuant to the Confirmation Order and as thereafter may be amended in accordance with the Lee Support Agreement, the “Plan of Reorganization”);

WHEREAS, in connection with the confirmation and implementation of the Plan of Reorganization, in partial satisfaction of the Prepetition Credit Agreement Claims, certain holders of the Existing Loans have agreed to become parties to this Agreement on the Effective Date in accordance with the terms of the relevant Backstop Commitment Letters;

WHEREAS, the Borrower and the Lenders originally party hereto are parties to the Prepetition Credit Agreement and the relevant Backstop Commitment Letter and the Lee Support Agreement;

WHEREAS, the Lenders originally party hereto have agreed pursuant to (and in accordance with the terms of and subject to the conditions in) the Lee Support Agreement and the relevant Backstop Commitment Letter to convert the Existing Loans into Loans hereunder; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein.

NOW, THEREFORE, IT IS AGREED as follows:

SECTION 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Permitted Indebtedness” shall have the meaning provided in Section 10.04(xii).

“Additional Security Documents” shall have the meaning provided in Section 9.12(b).

“Administrative Agent” shall mean Wilmington Trust, National Association, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that no Lender as of the Effective Date (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agents” shall mean and include each of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Joint Book Running Managers.

“Agreement” shall mean this Second Lien Loan Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Allocable Share of the Lee/Pulitzer Restructuring Costs” shall mean that amount of the aggregate amount of fees and expenses payable to counsel for, and financial advisers to, the Borrower and its Subsidiaries (including the Pulitzer Entities) in connection with the issuance of the Notes as contemplated by (and as defined in) the Pulitzer Debt Agreement as of the Effective Date and each of the other transactions contemplated thereunder and under the Pulitzer Support Agreement and the Lee Support Agreement and under the Plan of Reorganization, as shall be allocated to PD LLC for payment by PD LLC, with the approval of the Required Lenders in their reasonable business judgment.

“Anti-Money Laundering Laws” shall have the meaning provided in Section 8.23(c).

“Applicable Interest Rate” shall mean 15.0% per annum.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than (i) in the case of any Lee Entity, to the Borrower or a Wholly-Owned Subsidiary of the Borrower that is a Lee Entity or (ii) in the case of any Pulitzer Entity, to Pulitzer or any Wholly-Owned Subsidiary of Pulitzer, in each case of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales, transfers or other dispositions of assets pursuant to Sections 10.02(ii), (iii), (vi), (vii) (viii), (ix), (x) and (xi).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering the Notice of Borrowing, notices of any prepayments pursuant to Section 5.01 and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Backstop Commitment Letter” shall mean (i) the Amended and Restated Backstop Commitment Letter, dated as of December 2, 2011, between the Borrower and GS Lending Partners, (ii) the Amended and Restated Backstop Commitment Letter, dated as of December 2, 2011, between the Borrower and Monarch, (iii) the Amended and Restated Backstop Commitment Letter, dated as of December 2, 2011, between the Borrower and Mutual Quest, (iv) the Backstop Commitment Letter, dated as of December 2, 2011, between the Borrower and Mudrick Distressed Opportunity Fund Global, LP, and (v) the Backstop Commitment Letter, dated as of December 2, 2011, between the Borrower and Blackwell Partners, LLC.

“Backstop Party” shall mean each of GS Lending Partners, Monarch, Mutual Quest, Mudrick Distressed Opportunity Fund Global, LP, Blackwell Partners, LLC and each of their respective assignees under (and in accordance with) the applicable Backstop Commitment Letter.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Bankruptcy Court” shall have the meaning provided in the recitals hereto.

“Blocked Person” shall have the meaning provided in Section 8.23(a).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing (or deemed borrowing) of the Loans.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least A or the equivalent thereof from S&P or A2 or the equivalent thereof from Moody’s with maturities of not more than twelve months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than twelve months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary of the Borrower that is a Lee Entity only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) in each case having maturities of not more than twelve months from the date of acquisition thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date) (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of 50% or more on a fully diluted basis of the Voting Equity Interests of the Borrower or (B) shall have obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors, (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors or (iii) a “change of control” or similar event shall occur which results in a default or a mandatory prepayment or redemption of Indebtedness under any First Lien Credit Document, any Permitted

First Lien Refinancing Indebtedness (or any documentation governing the same), any Pulitzer Debt Document as in effect on the Effective Date as amended at any time thereafter, any Permitted Pulitzer Debt Refinancing Indebtedness (or any documentation governing the same), or any Additional Permitted Indebtedness (or any documentation governing the same), in each case with an aggregate outstanding principal amount of at least $25,000,000.

“Claims” shall have the meaning provided in the definition of “Environmental Claims” contained herein.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to this Agreement and the other Credit Documents.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Company Affiliate” shall mean any Affiliate of the Borrower, except a Subsidiary.

“Confirmation Order” shall have the meaning provided to such term in the Plan of Reorganization.

“Consolidated EBITDA” shall mean, as to any Person, for any period, Consolidated Net Income for such period of such Person and its Subsidiaries (1) plus all amounts deducted in the computation of Consolidated Net Income on account of (without duplication) (a) Consolidated Interest Expense, (b) depreciation and amortization expense, (c) income and profits taxes, (d) any curtailment losses relating to any Plan maintained by such Person and its Subsidiaries and (e) in the case of the Borrower and its Subsidiaries only, in the case of any fiscal period (beginning with the fiscal period ending June 2011) (i) the fees and expenses incurred in connection with the restructuring pursuant to the First Lien Credit Documents, the Credit Documents and the Pulitzer Debt (in each case, as in effect on, and after giving effect to, the Effective Date) and (ii) if applicable, all bankruptcy-related professional fees and expenses payable by the Borrower and its Subsidiaries and other Restructuring Charges actually recorded or accrued during such period and (2) minus to the extent included in the statement of such Consolidated Net Income for such period, any curtailment gains relating to any Plan maintained by such Person and its Subsidiaries.

“Consolidated Indebtedness” shall mean, as to any Person, at any time, the sum of (without duplication) (i) all Indebtedness of such Person and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of such Person and its Subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of such Person and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that the amount of Indebtedness in respect of any Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time (a) if any such Interest Rate Protection Agreements or Other Hedging Agreements have been closed out, the unamortized termination value thereof, and (b) in all other cases, the unrealized net loss position, if any, of such Person and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.

“Consolidated Interest Expense” shall mean, as to any Person, for any period, the sum for such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, of all amounts which would be deducted in computing Consolidated Net Income for such Person and its Subsidiaries on account of interest on Indebtedness (including (whether or not so deducted) (i) imputed interest in respect of Capitalized Lease Obligations, (ii) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of such Person and its Subsidiaries of the type described in clause (viii) of the definition of “Indebtedness” contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease), (iii) amortization of debt discount and expense, (iv) all commissions, discounts and other regularly accruing commitment, letter of credit and other banking fees and charges (including all Commitment Commissions, Letter of Credit Fees and Facing Fees (each as defined in the First Lien Credit Agreement), and (v) interest arising in connection with curtailment gains or losses relating to any Plan maintained by such Person and its Subsidiaries).

“Consolidated Net Income” shall mean, as to any Person (the “Reference Person”), for any period, the net income (or loss) of such Reference Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests), excluding:

(a) any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of the Reference Person or any of its Subsidiaries;

(b) any losses arising from the sale or other disposition of any assets (other than current assets) to the extent the aggregate amount of losses during such period exceeds the aggregate amount of gains during such period from such sale;

(c) any amount representing any interest in the undistributed earnings of (i) any other Person that is not a Subsidiary of the Reference Person, (ii) Madison Newspapers, Inc.,

(iii) TNI Partners and (iv) any other Subsidiary of the Reference Person that is accounted for by the Reference Person by the equity method of accounting;

(d) except for determinations expressly required to be made on a pro forma basis, any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary of the Reference Person acquired prior to its becoming a Subsidiary of the Reference Person;

(e) any earnings of a successor to or transferee of the assets of the Reference Person prior to its becoming such successor or transferee;

(f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any other Person;

(g) any extraordinary gains or extraordinary losses not covered by clause (a) or (b) above;

(h) any non-cash charges related to goodwill and asset write-offs and write-downs; and

(i) any other non-cash income or expenses, including non-cash interest income or expenses.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on, and after giving effect to, the Effective Date and each other director if such director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Controlled Entity” shall mean any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Company Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement, the Intercompany Subordination Agreement, the Lee Intercreditor Agreement, the Pulitzer Intercreditor Agreement, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each other Security Document.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Debtors” shall have the meaning provided in the recitals hereto.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Disclosure Statement” shall mean the disclosure statement relating to the Plan of Reorganization in the form approved by the Bankruptcy Court on January 23, 2012.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend or distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Real Property” shall have the meaning provided in Section 9.12(b).

“Excluded TNI Assets” shall mean all Equity Interests in TNI Partners, all real and person property which is leased to or used in the operations or business of TNI Partners, and all proceeds of any of the foregoing.

“Existing Indebtedness” shall have the meaning provided in Section 8.21.

“Existing Indebtedness Agreements” shall have the meaning provided in Section 6.05.

“Existing Loans” shall mean the “Term Loans” and “Revolving Loans” (each as defined in the Prepetition Credit Agreement immediately prior to the Effective Date) owing to each Lender in its respective capacity as a “Lender” under the Prepetition Credit Agreement, with respect to each Lender in the aggregate outstanding principal amount set forth opposite its name on Schedule I hereto.

“Fair Market Value” shall mean, with respect to any asset (including Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“First Lien Credit Agreement” shall mean (i) the Exit Credit Agreement, dated as of the Effective Date, among the Borrower, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and the lenders from time to time party thereto, as in effect on the Effective Date, and (ii) any agreement evidencing Permitted First Lien Refinancing Indebtedness as in effect on the original date of incurrence of such Permitted First Lien Refinancing Indebtedness, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“First Lien Credit Documents” shall mean the First Lien Credit Agreement and all other instruments, agreements and other documents (including, without limitation, the Credit Documents (as defined in the First Lien Credit Agreement)) executed and delivered with respect to the First Lien Credit Agreement, as in effect on the Effective Date (or, to the extent any entered into after the Effective Date in accordance with the terms of this Agreement, as in effect on the original date thereof) and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 10, including defined terms as used therein, are subject (to the extent provided therein) to Section 13.07(a).

“GS Lending Partners” shall mean Goldman Sachs Lending Partners LLC.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which, is prohibited, limited or regulated by any governmental authority.

“Herald” shall mean The Herald Publishing Company, LLC, a New York limited liability company (and the successor to The Herald Company, Inc., a New York corporation).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property acquired by such Person or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount of such indebtedness and the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or

under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary Guarantor to the Borrower or any Subsidiary of the Borrower.

“Intercompany Loans” shall have the meaning provided in Section 10.05(ix).

“Intercompany Notes” shall mean (i) a promissory note evidencing the Lee Intercompany Loans and (ii) a promissory note evidencing the Pulitzer Intercompany Loans, in each case duly executed and delivered substantially in the form of Exhibit M (or such other form as shall be satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Intercompany Subordination Agreement” shall have the meaning provided in Section 6.09(b).

“Intercreditor Agreement” shall mean (i) the Lee Intercreditor Agreement and (ii) the Pulitzer Intercreditor Agreement.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Joint Book Running Managers” shall mean Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC in their capacity as joint book running managers in respect of the credit facilities provided for herein.

“Joint Lead Arrangers” shall mean Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, in their capacity as joint lead arrangers in respect of the credit facilities provided for herein.

“Joint-Venture Transaction” shall mean up to two joint venture transactions, pursuant to each of which either (x) the Borrower or one or more of its Subsidiaries contributes, sells, leases or otherwise transfers assets (including, without limitation, Equity Interests) to a joint venture or (y) a Subsidiary of the Borrower issues Equity Interests to a Person other than the Borrower or its Subsidiaries for the purpose of forming a joint venture or similar arrangement.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lee Entities” shall mean the Borrower and its Subsidiaries, excluding the Pulitzer Entities.

“Lee Intercompany Loans” shall have the meaning provided in Section 10.05(viii).

“Lee Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Effective Date, originally by and among the Collateral Agent, the collateral agent under the First Lien Credit Documents, the Borrower and the other Lee Entities party thereto, substantially in the form of Exhibit N-1, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Lee Support Agreement” shall mean the Support Agreement, dated as of August 11, 2011, by and among the Debtors and certain of the holders of claims against the Debtors arising under the Prepetition Credit Agreement (including the term sheets referred to therein, in each case as amended on December 2, 2011 and as further amended, restated, modified and/or supplemented in accordance with the terms thereof).

“Lender” shall mean each financial institution listed on Schedule I as of the Effective Date, subject to any Person that ceases to be or becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing) and any attachment or judgment lien.

“Loans” shall mean the loans made or deemed made by the Lenders to the Borrower pursuant to Section 2.01.

“Mandatory Resignation” shall have the meaning provided in Section 12.09(a).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (x) a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole or (y) a material adverse effect on (i) the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (ii) the ability of any Credit Party to perform its obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean the earlier of (i) April 3, 2017 and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Monarch” shall mean Monarch Master Funding Ltd.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean an American Land Title Association 2006 Form Lender’s Fee and/or Leasehold Policy of title insurance, as applicable (or a binding marked commitment to issue such policy dated as of the Effective Date and to be re-dated the date of recording of the applicable Mortgage), in favor of the Collateral Agent for the benefit of the Lenders and subject to Permitted Encumbrances.

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any other Credit Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Mutual Quest” shall mean Mutual Quest Fund.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean for any event resulting in a repayment of Loans pursuant to Section 10.04(xii) or in connection with which additional Capital Expenditures may be made in accordance with Section 10.07(c), as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) paid in respect of any such event.

“Non-Public Information” shall mean material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Affiliates or their respective securities.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Josh James, Telephone No.: (612) 217-5637, and Telecopier No.: (612) 217-5651, and (ii) for operational notices, the office of the Administrative Agent located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Wilmington Trust Loan Agency Group, Telephone No.: (612) 217-5649 and Email: loanagency@wilmingtontrust.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement and each other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest, fees and/or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest, fees and/or expenses are an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“OFAC” shall have the meaning provided in Section 8.23(a).

“OFAC Listed Person” shall have the meaning provided in Section 8.23(a).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, including any interest, additions to tax or penalties applicable thereto.

“Payment Office” shall mean the office of the Administrative Agent located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Wilmington Trust Loan Agency Group, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PD LLC” shall mean St. Louis Post-Dispatch LLC, a Delaware limited liability company.

“PD LLC Indemnity Agreement” shall mean the Indemnity Agreement, dated as of May 1, 2000, between Herald and Pulitzer, as in effect on, and after giving effect to, the

Effective Date and as the same may be amended, modified and supplemented from time to time in accordance with the terms hereof and thereof.

“PD LLC Operating Agreement” shall mean the Operating Agreement of PD LLC, dated as of May 1, 2000, among Herald, Pulitzer, Pulitzer Technologies, Inc. and the other members of PD LLC from time to time party thereto, as in effect on, and after giving effect to, the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Permitted Encumbrance” shall mean:

(i) First Priority Liens (as defined in each of the Lee Intercreditor Agreement and the Pulitzer Intercreditor Agreement) on Common Collateral (as defined in the Lee Intercreditor Agreement or the Pulitzer Intercreditor Agreement, as applicable); provided that such Liens are subject to the terms of the Lee Intercreditor Agreement or the Pulitzer Intercreditor Agreement, as applicable;

(ii) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(iii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iv) easements, rights-of-way, restrictions, covenants, encroachments and other similar charges or encumbrances, including, without limitation, any encumbrances which would be reflected by an accurate survey of the property, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries; and

(v) any exceptions to title as set forth in the Mortgage Policy, as reasonably approved by the Collateral Agent.

“Permitted First Lien Refinancing Indebtedness” shall mean Indebtedness solely of the Lee Entities so long as (i) the proceeds of such Indebtedness are used solely (x) to refinance in full all Obligations under (and as defined in) the First Lien Credit Agreement (or other Permitted First Lien Refinancing Indebtedness) outstanding at such time and to pay reasonable fees and expenses incurred in connection with obtaining such Indebtedness, (ii) such Indebtedness does not have any amortization, redemption, sinking fund, maturity or similar requirement prior to the maturity date of the Indebtedness under the First Lien Credit Agreement as in effect on, and after giving effect to, the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(viii)), other than for amortization payments or prepayments prior to final maturity on terms, in the aggregate, no more restrictive than those set forth in the First Lien Credit Documents as in effect on, and after giving effect to, the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(viii)), (iii) such Indebtedness contains no restrictions, conditions or other limitations on any Credit Party’s ability to make any required payment of principal or interest in respect of any Obligations pursuant to the terms of this Agreement or the other Credit Documents that are more restrictive in the aggregate than the First Lien Credit Agreement as in effect on, and after giving effect to, the Effective Date, (iv) the aggregate principal amount of such Indebtedness shall not be more than the Maximum First Priority Amount (as defined in the Lee Intercreditor Agreement), (v) the terms thereof, in the aggregate, shall be no more restrictive on, and no more burdensome to, the applicable Credit Parties in any material respect, in each case than the First Lien Credit Documents as in effect on, and after giving effect to, the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(viii)), (vi) such Indebtedness shall be subject to the Lee Intercreditor Agreement, and (vii) all of the other terms and conditions thereof (and the documentation with respect thereto) are in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Pulitzer Debt Refinancing Indebtedness” shall mean Indebtedness solely of the Pulitzer Entities so long as (i) the proceeds of such Indebtedness are used solely to refinance in full the Pulitzer Debt (or other Permitted Pulitzer Debt Refinancing Indebtedness) outstanding at such time, to pay reasonable fees and expenses incurred in connection with obtaining such Indebtedness and, in the case of any permitted surplus over the Pulitzer Debt refinanced, for other purposes permitted hereunder and thereunder, (ii) such Indebtedness does not have any amortization, redemption, sinking fund, maturity or similar requirement prior to the maturity date of the Pulitzer Debt under the Pulitzer Debt Agreement as in effect on, and after giving effect to, the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(v)), other than for amortization payments or prepayments prior to final maturity on terms, in the aggregate, no more restrictive than those set forth in the Pulitzer Debt Agreement as in effect on, and after giving effect to, the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(v)), (iii) such Indebtedness contains no restrictions, conditions or other limitations on any Credit Party’s ability to make any required payment of principal or interest in respect of any Obligations pursuant to the terms of this Agreement or the other Credit Documents that are more restrictive in the aggregate than the Pulitzer Debt Agreement as in effect on, and after giving effect to, the Effective Date, (iv) the aggregate principal amount of such Indebtedness shall not be more than the Maximum First Priority Amount (as defined in the Pulitzer Intercreditor Agreement), (v) the terms thereof, in the aggregate, shall be no more restrictive on, and no more burdensome to, the applicable Credit Parties in any material respect, in each case than the Pulitzer Debt Documents as in effect on, and after giving effect to, the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(v)), (vi) such Indebtedness shall be subject to the Pulitzer Intercreditor Agreement, and (vii) all of the other terms and conditions thereof (and the documentation with respect thereto) are in form and substance reasonably satisfactory to the Administrative Agent.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Petition Date” shall have the meaning provided in the recitals hereto.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Plan of Reorganization” shall have the meaning provided in the recitals hereto.

“Platform” shall have the meaning provided in Section 9.01(q).

“Pledge Agreement” shall have the meaning provided in Section 6.10.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Preferred Equity,” as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock of the Borrower.

“Prepetition Credit Agreement Claims” shall have the meaning provided to such term in the Plan of Reorganization.

“Prepetition Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of December 21, 2005, among the Borrower, Deutsche Bank Trust Company Americas, as administrative agent, and the other agents and lenders from time to time party thereto, as amended, supplemented or otherwise modified as of the Petition Date.

“Prepetition Credit Agreement Claims” shall have the meaning provided to such term in the Plan of Reorganization.

“Projections” shall mean the five-year projections that were prepared by or on behalf of the Borrower in connection with the Disclosure Statement and attached thereto as Exhibit F.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries or their respective securities.

“Pulitzer” shall mean Pulitzer Inc., a Delaware corporation.

“Pulitzer Debt” shall mean the debt arising and the notes issued under the Pulitzer Debt Agreement.

“Pulitzer Debt Agreement” shall mean the Note Agreement, dated as of the Effective Date, entered into by and among PD LLC and the purchasers party thereto, as in effect on, and after giving effect to, the Effective Date in the form approved by the Backstop Parties on or before the Effective Date, and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Pulitzer Debt Documents” shall mean the Pulitzer Debt, the Pulitzer Debt Agreement, the Pulitzer Debt Guaranties and all other instruments, agreements and other documents (including, without limitation, all Collateral Documents and Note Documents (each as defined in the Pulitzer Debt Agreement)) executed and delivered in connection with the Pulitzer Debt or the Pulitzer Debt Agreement, as in effect on, and after giving effect to, the Effective Date in the form approved by the Backstop Parties on or before the Effective Date, and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Pulitzer Debt Guaranties” shall mean (i) the Pulitzer Debt Pulitzer Guaranty and (ii) the Pulitzer Debt Subsidiaries Guaranty.

“Pulitzer Debt Pulitzer Guaranty” shall mean that certain Guaranty Agreement, dated as of the Effective Date, made by Pulitzer in favor of the holders from time to time of the Pulitzer Debt, as in effect on, and after giving effect to, the Effective Date and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof.

“Pulitzer Debt Subsidiaries Guaranty” shall mean that certain Subsidiary Guaranty Agreement, dated as of the Effective Date, made by the Subsidiaries of Pulitzer in favor of the holders from time to time of the Pulitzer Debt, as in effect on, and after giving effect to, the Effective Date and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof.

“Pulitzer Entities” shall mean Pulitzer and its Subsidiaries.

“Pulitzer Indebtedness” shall mean, at any time, Consolidated Indebtedness of the Pulitzer Entities.

“Pulitzer Intercompany Charges” shall mean charges to the Pulitzer Entities in an aggregate amount not to exceed $20,000,000 in any fiscal year of the Borrower for (i) fees for the procurement by the Lee Entities of goods and services from third parties for the benefit of the Pulitzer Entities (but, for the avoidance of doubt, excluding reimbursements to the Lee Entities for the actual cost of such goods and services except for those items identified in clause (iv) of this definition), (ii) the corporate overhead of the Lee Entities (including, without limitation, administration, financial services, legal, human resources, building services, editorial support, and Lee Lodge facilities), (iii) management, corporate sales and marketing, and information technology costs of the Lee Entities, (iv) (a) online fees, (b) allocated audit and consulting charges, (c) compensation of publishers, and (d) compensation of outside directors, in the case of the foregoing subclauses (a) to (d), inclusive, to the extent actually paid or deemed paid by, or credited to payment by, the Lee Entities and (v) interest on such charges (both cash and non-cash) and on intercompany loans to the extent in excess of intercompany loans owed by the applicable Pulitzer Entity to the applicable Lee Entity; the charges referred to in the foregoing clauses (i) to (v), inclusive, shall be allocated to the Pulitzer Entities in a manner consistent with past practices.

“Pulitzer Intercompany Loans” shall have the meaning provided in Section 10.05(ix).

“Pulitzer Intercreditor Agreement” shall mean the Intercreditor Agreement originally by and among the Collateral Agent, the collateral agent under the Pulitzer Debt Documents, PD LLC and the other Pulitzer Entities party thereto, substantially in the form of Exhibit N-2, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Pulitzer Lenders” shall mean the purchasers party to the Pulitzer Debt Agreement.

“Pulitzer Material Adverse Effect” shall mean a material adverse effect on (i) the business, financial condition, assets or properties of the Pulitzer Entities taken as a whole, or (ii) the ability of PD LLC, Pulitzer or the Pulitzer Entities (taken as a whole) to perform its or their obligations under any Pulitzer Debt Document or any Credit Document, or (iii) the validity or enforceability of any Pulitzer Debt Document or any Credit Document.

“Pulitzer Support Agreement” shall mean the Support Agreement, dated as of December 2, 2011, among the Debtors, Star Publishing Company Pulitzer Entities, the noteholders party thereto and such other entities from time to time party thereto (including the term sheet referred to therein, in each case as amended, restated, modified and/or supplemented in accordance with its terms to the extent approved by each Backstop Party).

“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower so long as the terms of any such Preferred Equity (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to April 28, 2018 (other than as a result of the conversion of such Preferred Equity into common stock of the Borrower without any cash payment), (w) do not require the cash payment of dividends or distributions not otherwise permitted at such time pursuant to this Agreement, (x) do not contain any covenants (other than periodic reporting covenants), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the fifteenth calendar day (or, if such day is not a Business Day, the next succeeding Business Day) of each March, June, September and December occurring after the Effective Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03 (other than business interruption insurance proceeds).

“Redemption Agreement” shall mean the Redemption Agreement, dated as of February 18, 2009, by PD LLC, STL Distribution Services LLC, Herald, Pulitzer and Pulitzer Technologies, Inc., as amended.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day-notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Lenders the sum of whose outstanding Loans at such time represents at least a majority of the sum of all outstanding Loans at such time.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Restructuring Charges” shall mean non-recurring one-time restructuring charges incurred by the Borrower or any of its Subsidiaries during the twelve-month period immediately preceding the Effective Date which are approved by the Administrative Agent based upon reasonably satisfactory evidence thereof delivered by the Borrower to the Administrative Agent.

“Returns” shall have the meaning provided in Section 8.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“SEC” shall have the meaning provided in Section 9.01(g).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 6.11.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Shareholders’ Agreements” shall have the meaning provided in Section 6.05.

“Subsidiaries Guaranty” shall have the meaning provided in Section 6.09(a).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower and, to the extent required by Section 9.15, each Foreign Subsidiary of the Borrower (in each case, whether existing on the Effective Date or established, created or acquired after the Effective Date), unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tax Sharing Agreements” shall have the meaning provided in Section 6.05.

“Taxes” shall have the meaning provided in Section 5.04(a). “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“TNI Partners” shall mean TNI Partners, a general partnership formed under the laws of the State of Arizona pursuant to the terms of the Amended and Restated Partnership Agreement, dated as of November 30, 2009, as amended, by and between Star Publishing Company and Citizen Publishing Company.

“Unfunded Current Liability” of any Plan subject to Title IV of ERISA (other than a multiemployer plan as defined under Title IV of ERISA) shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“USA PATRIOT Act” shall have the meaning provided in Section 13.19.

“Voting Equity Interests” shall mean, as to any Person, any class or classes of outstanding Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

SECTION 2. Amount and Terms of Credit.

2.01 Loans. Each of the Borrower, each Credit Party, each Lender and the Administrative Agent hereby confirms and acknowledges that each Lender has heretofore made credit extensions to the Borrower pursuant to the Prepetition Credit Agreement, including without limitation, the Existing Loans in the amount for each Lender as set forth on Schedule I hereto, the aggregate outstanding principal amount of which Existing Loans of all Lenders on the Effective Date is $330,016,006.26. The Borrower agrees, ratifies and confirms that the Existing Loans (and all other loans held by Lenders outstanding under the Prepetition Credit Agreement which are not converted into and exchanged for Loans hereunder but which shall remain outstanding under the First Lien Credit Agreement), together with all accrued and unpaid interest thereon, are due and owing to the Lenders (in their capacity as Lenders under (and as defined in) the Prepetition Credit Agreement) and are not subject to any offset, counterclaims or defenses of any kind or nature. As of the Effective Date, subject to the terms and conditions hereof and to give effect to the Plan of Reorganization, the Existing Loans are hereby converted into, and exchanged for, Loans hereunder on a dollar-for-dollar basis in an aggregate principal amount (including the fees payable pursuant to Section 4.01(b)) of $175,000,000, which Loans shall be allocated to each Lender in the respective principal amount specified for such Lender on Schedule I. Such Loans shall be denominated in Dollars. Once repaid, Loans may not be reborrowed.

2.02 Intentionally Omitted.

2.03 Notice of Borrowing. On the Effective Date the Borrower shall give the Administrative Agent at the Notice Office written notice of the Loans to be incurred (or deemed incurred) hereunder prior to 3:00 P.M. (New York time) on such day. Such notice (the “Notice of Borrowing”) shall be irrevocable and shall be in the form of Exhibit A, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing; and (ii) the date of such Borrowing (which shall be a Business Day). The

Administrative Agent shall promptly give each Lender which is required to make (or be deemed to make) Loans notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.04 Intentionally Omitted.

2.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b) The Note issued to each Lender that has outstanding Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Effective Date (or, if issued after the Effective Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Loans of such Lender as of the Effective Date (or, if issued after the Effective Date, be in a stated principal amount equal to the outstanding Loans of such Lender at such time) and be payable in the outstanding principal amount of Loans evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.08, (vi) be subject to voluntary prepayment as provided in Section 5.01 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Notes or Loans.

(d) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loan(s).

2.06 Intentionally Omitted.

2.07 Intentionally Omitted.

2.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at the Applicable Interest Rate.

(b) Notwithstanding anything to the contrary contained in this Agreement, the unpaid principal amount of each Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to such Loan at all times that an Event of Default shall have occurred and be continuing. In addition (but without duplication of any amounts payable pursuant to the immediately preceding sentence), overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by Loans hereunder. Interest that accrues under this Section 2.08(b) shall be payable on demand. Payment or acceptance of the increased rates of interest provided for in this Section 2.08(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(c) Accrued (and theretofore unpaid) interest shall be payable in cash (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

2.09 Intentionally Omitted.

2.10 Increased Costs, Illegality, etc. (a) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10, will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(b) Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority)

or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for purposes of this Section 2.10.

2.11 Intentionally Omitted.

2.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04.

2.13 Replacement of Lenders. (x) Upon the occurrence of any event giving rise to the operation of Section 2.10 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (y) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all of its Loans, to replace outstanding Loans of such Lender where the consent of such Lender would otherwise be individually required, with identical Loans provided by the Replacement Lender; provided that:

(a) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the respective Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender with respect to which such Replaced Lender is being replaced, and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01; and

(b) all obligations of the Borrower then owing to the Replaced Lender (other than those (i) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid or (ii) relating to any Loans of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender.

SECTION 3. Intentionally Omitted.

SECTION 4. Fees; Call Protection.

4.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

(b) The Borrower agrees to pay on the Effective Date to each Lender party to this Agreement as a Lender on the Effective Date, as fee compensation for the deemed funding of such Lender’s Loan in accordance with the conversion mechanics set forth in Section 2.01, a non-cash closing fee in an amount equal to 5.0% of the stated principal amount of such Lender’s Loan, payable to such Lender as provided in Section 2.01 and added to the principal amount of its Loan as and when deemed funded on the Effective Date. Such closing fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.

4.02 Call Protection. In the event that all or any portion of the Loans are repaid or prepaid pursuant to Section 5.01(a) or by acceleration on or after the first anniversary of the Effective Date but prior to the third anniversary of the Effective Date, each such repayment or prepayment shall be made at (i) 102.0% of the principal amount so repaid or prepaid if such repayment or prepayment occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date and (ii) 101.0% of the principal amount so repaid or prepaid if such repayment or prepayment occurs on or after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date.

SECTION 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments. (a) No voluntary prepayments of Loans shall be permitted prior to the first anniversary of the Effective Date. Subject to Section 4.02, the

Borrower shall have the right to prepay the Loans in whole or in part at any time and from time to time on or after the first anniversary of the Effective Date on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Loans, which notice shall specify the amount of such prepayment, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; and (ii) each partial prepayment of Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $5,000,000 (or such lesser amount as is acceptable to the Administrative Agent).

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any prepayment of Loans permitted hereunder, the Administrative Agent may act without liability upon the basis of telephonic notice of such prepayment believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such prepayment absent manifest error.

(c) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender, together with accrued and unpaid interest, Fees, premiums and all other amounts then owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b), so long as the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (c) shall have been obtained.

5.02 Mandatory Repayment. (a) The Borrower shall repay the entire principal amount of the outstanding Loans, together with all other amounts owed hereunder with respect thereto, in full on the Maturity Date.

(b) At the end of any accrual period (as defined in Section 1272(a)(5) of the Code) following the fifth anniversary of the Effective Date (each a “Determination Date”), if the aggregate amounts which would be includible in gross income of the holders of the Loans with respect to such Loans for all periods ending on or before such Determination Date (the “Aggregate Accrual”) would exceed an amount equal to the sum of (x) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Code) under the Loans on or before such Determination Date (determined without regard to the amounts payable on such date under this Section 5.02(b)), and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of the Loans and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Loans (such sum, the “Maximum Accrual”), then, Borrower shall mandatorily pay to the Lenders ratably in cash, on each Determination Date following the fifth anniversary of the Effective Date, an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual and the amount of such payment shall be treated for purposes of section 163(i) of the Code as interest paid under the Loans.

5.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04 Net Payments. (a) All payments made by or on behalf of the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, (i) except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any United States Federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to, collectively, as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note as if such Taxes had not been levied or imposed. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender (other than for any interest or penalties directly attributable to any failure of a Lender to file any returns or pay any Taxes directly attributable to this Agreement, to the extent such Lender was legally required to file such returns and/or pay such Taxes and was reasonably informed by the Borrower about such requirements and had all information necessary to file such returns and/or pay such Taxes). For purposes of this Section 5.04(a), Taxes shall include Other Taxes.

(b) Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee, transferee or acquiror of an interest under this Agreement pursuant to Section 2.12, 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment, transfer or acquisition), on the date of such assignment, transfer or acquisition to or by such Lender, two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee, transferee or acquiror of an interest under this Agreement pursuant to Section 2.12, 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment, transfer or acquisition), on the date of such assignment, transfer or acquisition to or by such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to a complete exemption under an income tax treaty) or Form W-8IMY (together with any applicable underlying Internal Revenue Service forms) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) or W-8IMY (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of applicable Internal Revenue Service Form W-8 (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note, or (iii) any other form prescribed by applicable requirements of U.S. Federal income tax law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect and from time to time thereafter upon the request of the Borrower or the Administrative Agent, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8IMY (together with any applicable underlying Internal Revenue Service forms) or applicable Form W-8 (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c) Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but only to the extent that the Borrower has not already reimbursed the Administrative Agent for such taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges and without limiting the obligation of the Borrower to do so) that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto in connection with any Credit Document, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

SECTION 6. Conditions Precedent to the Effective Date. The occurrence of the Effective Date pursuant to Section 13.10 and the obligation of each Lender to make (or be deemed to have made) Loans on the Effective Date, are subject at the time of the occurrence of the Effective Date to the satisfaction of the following conditions (none of which may be waived without the prior written consent of each Backstop Party):

6.01 Execution of Agreement; Notes. On or prior to the Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same an appropriate Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

6.02 Officer’s Certificate. On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.07 through 6.08, inclusive, and 6.18 have been satisfied on such date.

6.03 Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received (a) from Lane & Waterman LLP and from Sidley Austin LLP, special counsels to the Credit Parties, opinions (in form and substance reasonably satisfactory to the Backstop Parties and the Administrative Agent) addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent or the Backstop Parties (or counsel thereto) may reasonably request, (b) opinions, dated the Effective Date, from (i) Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel for Santa Maria Times, Inc., (ii) Davis Wright Tremaine LLP, special Washington counsel for Flagstaff Publishing Co., Hanford Sentinel Inc. and Napa Valley Publishing Co., and special Oregon counsel to Southwestern Oregon Publishing Co., and (iii) Parsons Behle & Latimer, special Utah counsel for Homechoice, LLC, each covering such matters incident to the transactions contemplated hereby as the Administrative Agent or the Backstop Parties (or their respective counsel) may reasonably request, and (c) from local counsel in each state in which any other Subsidiary Guarantor (other than K. Falls Basin Publishing, Inc., but only to the extent such entity is a non-operating entity and has no material assets or liabilities) is organized, an opinion in form and substance reasonably satisfactory to the Backstop Parties and the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders, dated the Effective Date and covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

6.04 Company Documents; Proceedings; etc. (a) On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the president or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Effective Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the

Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or governmental authorities.

6.05 Shareholders’ Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements; Redemption Agreement. On the Effective Date, the Administrative Agent shall have received a certificate from the Borrower in the form of Exhibit E, dated the Effective Date, attaching true and correct copies of the following documents, certified as such by an Authorized Officer of the Borrower:

(i) all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its Equity Interests and any agreements entered into by its shareholders relating to any such entity with respect to its Equity Interests (collectively, the “Shareholders’ Agreements”);

(ii) all tax sharing, tax allocation and other similar agreements entered into (including on the Effective Date) by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”);

(iii) all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is outstanding after giving effect to the Effective Date (collectively, the “Existing Indebtedness Agreements”), provided that the Borrower shall not be required to deliver a copy of any Existing Indebtedness Agreement to the extent that same relates to an item of Indebtedness (including unused commitments in respect thereof) of less than $5,000,000; and

(iv) the Redemption Agreement.

6.06 Confirmation Order. (a) The Confirmation Order shall be in form and substance reasonably satisfactory to the Administrative Agent and each Backstop Party and shall have been entered, shall not be subject to any stay and the conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or waived) to the reasonable satisfaction of the Administrative Agent and each Backstop Party.

(b) The sum of (1) Unrestricted cash and Cash Equivalents of the Lee Entities and (2) unused availability under the Revolving Facility under (and as defined in) the First Lien Credit Agreement immediately after giving effect to the Effective Date shall not be less than $26,000,000, and the Borrower shall have delivered a certificate to the Administrative Agent to such effect on or before the Effective Date, based on the Borrower’s good faith assumptions.

(c) The Borrower shall be in compliance with all financial covenants set forth in Section 10.08 and 10.09 of the First Lien Credit Agreement on a pro forma basis after giving effect to the Effective Date.

(d) No Default or Event of Default under (and as such terms are defined in) the DIP Credit Agreement (as defined in the First Lien Credit Agreement) shall exist or would exist immediately prior to or after giving effect to the occurrence of the Effective Date.

6.07 Adverse Change, Approvals. (a) Since September 25, 2011, nothing shall have occurred (and neither any Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known) which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with this Agreement, the other transactions contemplated hereby and the granting of Liens under each of the Pledge Agreement, the Security Agreement, each Mortgage and each other applicable Security Document shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated hereby or otherwise referred to herein or therein. On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement or the other transactions contemplated hereby or otherwise referred to herein or therein. On the Effective Date, the Collateral Agent shall have continuing, perfected liens in the Collateral as and to the extent required under the terms hereof and of the Security Documents.

6.08 Litigation. On the Effective Date, there shall be no actions, suits or proceedings pending or threatened with respect to this Agreement, any other Credit Document or otherwise which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

6.09 Subsidiaries Guaranty; Intercompany Subordination Agreement. (a) On the Effective Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit G (as further amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

(b) On the Effective Date, each Credit Party and each other Subsidiary of the Borrower which is an obligee with respect to any Intercompany Debt shall have duly authorized, executed and delivered the Intercompany Subordination Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Intercompany Subordination Agreement”), and the Intercompany Subordination Agreement shall be in full force and effect.

6.10 Pledge Agreement. On the Effective Date, each Credit Party shall have duly authorized, executed and delivered the pledge agreement in the form of Exhibit I-1 (as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Pledge Agreement”) and shall have delivered (or shall have previously delivered) to the Collateral Agent, as Pledgee thereunder (or, to the extent such Pledge Agreement Collateral constitutes Common Collateral (as defined in the Lee Intercreditor Agreement or the Pulitzer Intercreditor Agreement, as applicable), to the First Priority Representative (as defined in the Lee Intercreditor Agreement or the Pulitzer Intercreditor

Agreement, as applicable) in accordance with, and only to the extent subject to the provisions of, Section 2.3(c) of the Lee Intercreditor Agreement or Section 2.3(c) of the Pulitzer Intercreditor Agreement, as applicable, with copies thereof and of any related endorsements to the Collateral Agent), all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

6.11 Security Agreement. On the Effective Date, each Credit Party shall have duly authorized, executed and delivered the security agreement in the form of Exhibit I-2 (as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of the other Credit Parties as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower or any other Credit Party as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement;

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect; and

(v) from local counsel to each Credit Party, an opinion, in form and substance reasonably satisfactory to the Administrative Agent and each Backstop Party (and its counsel), addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request including, but not limited to, the perfection of the security interests created thereunder.

6.12 Real Property Collateral. On the Effective Date, the Borrower shall have complied with all of the requirements as of such date set forth in Section 9.16.

6.13 Historical Financial Statements; Projections. On or prior to the Effective Date, the Administrative Agent shall have received true and correct copies of the historical financial statements and the Projections referred to in Sections 8.05(a) and (d), which historical financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

6.14 Solvency Certificate; Insurance Certificates, etc. On the Effective Date, the Administrative Agent shall have received:

(i) a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit J; and

(ii) certificates of insurance complying with the requirements of Section 9.03(c) for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

6.15 Fees, etc. On or before the Effective Date, the Borrower shall have paid to each Agent and each Backstop Party (in each case and/or any of its respective relevant affiliates), as applicable, all reasonable costs, fees and expenses (including, without limitation, the invoiced and reasonable fees and disbursements of (x) Milbank, Tweed, Hadley & McCloy LLP as sole legal counsel (other than local counsel in any relevant jurisdiction) to GS Lending Partners and Monarch prior to the Effective Date and (y) Willkie Farr & Gallagher LLP as legal counsel to the Administrative Agent) of any type or nature described in clause (i) of Section 13.01 or otherwise constituting Transaction Expenses (as defined in each Backstop Commitment Letter) requested in writing (without application of Section 13.03) at least one Business Day prior to the Effective Date or required by any other provision of this Agreement or any Backstop Commitment Letter to be paid on or before the Effective Date, and all other compensation contemplated hereby, by any other Credit Document, by the Lee Support Agreement or by any of the Backstop Commitment Letters to be paid on or before the Effective Date.

6.16 Transaction Documents. (a) On the Effective Date, the First Lien Credit Agreement, the Lee Intercreditor Agreement and the other First Lien Credit Documents shall have become (or concurrently with the Effective Date shall become) effective in accordance with the terms hereof, thereof and of the Lee Support Agreement, and the Administrative Agent shall have received true, correct and complete (including all exhibits, schedules and annexes thereto), fully executed copies thereof, certified as such by an Authorized Officer of the Borrower as required by Section 6.05.

(b) On the Effective Date, the Pulitzer Debt Documents and the Pulitzer Intercreditor Agreement shall have become (or concurrently with the Effective Date shall become) effective in accordance with the terms hereof, thereof and of the Lee Support Agreement and of the Pulitzer Support Agreement, and the Administrative Agent shall have received true, correct and complete (including all exhibits, schedules and annexes thereto), fully executed copies thereof, certified as such by an Authorized Officer of the Borrower as required by Section 6.05.

6.17 Backstop Commitment Letter Conditions; Newly Issued Equity. On the Effective Date, (x) each Backstop Commitment letter shall be in full force and effect (and shall not have terminated or expired) and all of the Backstop Party Conditions (as defined in each Backstop Commitment Letter) and all other conditions to each Backstop Party’s commitments under its respective Backstop Commitment Letter shall have been satisfied in full or waived in accordance with its terms and (y) each Lender shall have received a ratable portion of duly and validly issued, fully paid and non-assessable common stock of the Borrower in an aggregate amount equal to 15% of all issued and outstanding common shares of the Borrower on the Effective Date, immediately before giving effect to the closing of the transactions contemplated by the Lee Support Agreement, the First Lien Credit Documents and the Credit Documents to occur on the Effective Date, pursuant to and in accordance with the Plan of Reorganization.

6.18 No Default; Representations and Warranties. On the Effective Date and immediately after giving effect thereto and the borrowing (or deemed borrowing) of the Loans (i) there shall exist (w) no Default or Event of Default, (x) no Default or Event of Default under (and each as defined in) the First Lien Credit Agreement, (y) no Default or Event of Default under (and each as defined in) either the Pulitzer Debt Agreement or the Pulitzer Debt Guaranties, and (z) no default or event of default under any other Indebtedness of any Credit Party the aggregate outstanding principal amount of which exceeds $5,000,000, and (ii) all representations and warranties contained herein, in the other Credit Documents, the First Lien Credit Documents, the Pulitzer Debt Documents, the Lee Support Agreement, the Pulitzer Support Agreement and each Backstop Commitment Letter shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.19 Star Intercompany Obligations. On or prior to the Effective Date, the Administrative Agent shall have received evidence reasonably satisfactory to it and the Backstop Parties that all obligations of the Pulitzer Entities to Star Publishing (whether or not represented by promissory notes) have been irrevocably cancelled and no liability remains outstanding in respect thereof.

6.20 Notice of Borrowing. Prior to the making (or deemed making) of the Loans, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

SECTION 7. Intentionally Omitted.

SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders and the Agents to enter into this Agreement and to make (or be deemed to have made) the Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making (or deemed making) of the Loans with the occurrence of the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

8.01 Company Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02 Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents, the Tax Sharing Agreements to which it is a party, nor compliance by it with the terms and provisions thereof, (i) contravenes any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflicts with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, or results in the creation or imposition of (or the obligation to create or impose) any Lien (except (x) pursuant to the Security Documents and (y) the Liens permitted under Sections 10.01(xviii) and 10.01(xix)) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) violates any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries, in each case, except solely with respect to the Pulitzer Entities, in the case of the Security Documents other than those specifically referred to in the definition of “Credit Documents” in Section 1.01, to the extent such contravention, conflict, breach or violation, individually or in the aggregate, could not reasonably be expected to cause a Pulitzer Material Adverse Effect.

8.04 Approvals. All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with this Agreement and the other transactions contemplated hereby and by the other Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated hereby and by the other Credit Documents or otherwise referred to herein or therein. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date and for the filings for perfection or recordation of the Liens under the Credit Documents set forth in Section 8.11), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) The consolidated balance sheets of the Borrower and its Subsidiaries at September 25, 2011 and September 26, 2010, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the Borrower’s respective fiscal year ended on each such date, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of said financial statements and the consolidated results of their operations for the periods covered thereby. The consolidated balance sheets of Pulitzer and its Subsidiaries at September 25, 2011 and September 26, 2010 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Pulitzer and its Subsidiaries for Pulitzer’s fiscal year ended on each such date, furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of Pulitzer and its Subsidiaries at the date of said financial statements and the consolidated results of their operations for the periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited interim consolidated financial statements of the Borrower and Pulitzer, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(b) On and as of the Effective Date, and after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis) and of the Borrower and its Subsidiaries (taken as a whole), will exceed its or their respective debts, (ii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a) and for the Indebtedness incurred under this Agreement, the Pulitzer Debt Documents and the First Lien Loan Documents, there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Effective Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole.

(d) The Projections delivered to the Administrative Agent and the Lenders prior to the Effective Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein. On the Effective Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results.

(e) Since September 25, 2011, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect or a Pulitzer Material Adverse Effect (it being understood that the filing of the voluntary petitions under Chapter 11 of the Bankruptcy Code on the Petition Date shall not, in and of itself, be deemed to have had or, reasonably be expected to have, a Material Adverse Effect or a Pulitzer Material Adverse Effect).

8.06 Litigation. Except as set forth in Schedule XI (it being understood that disclosure on Schedule XI is not a representation that a matter to which the disclosure relates is expected to have a Material Adverse Effect), there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened with respect to any Credit Document or otherwise that have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (it being understood that the filing of the voluntary petitions under Chapter 11 of the Bankruptcy Code on the Petition Date shall not, in and of itself, be deemed to have had or, reasonably be expected to have, a Material Adverse Effect).

8.07 True and Complete Disclosure. All factual information (taken as a whole) theretofore furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents, the Plan of Reorganization and the Disclosure Statement) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections or any pro forma financial information.

8.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans were used by the Borrower to restructure (by way of exchange) Existing Loans as contemplated by the Lee Support Agreement and the Backstop Commitment Letters.

(b) No part of the Loans (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09 Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed (in each case giving effect to all applicable and permitted extensions) with the appropriate taxing authority all Federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby. Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are immaterial and those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any material taxes relating to the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with transactions contemplated in this Agreement, the First Lien Credit Agreement or the Pulitzer Debt Agreement (it being understood that (x) the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business and (y) the consummation of the Plan of Reorganization may result in tax consequences to the Borrower, including an adjustment of asset values or tax basis as a result of cancellation of indebtedness resulting from the Plan of Reorganization).

8.10 Compliance with ERISA. (a) Schedule IV sets forth each Plan as of the Effective Date. Except as disclosed on Schedule IV or otherwise as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that disclosure on Schedule IV is not a representation that such item is expected to have a Material Adverse Effect): each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, has applied for such a determination letter within the time period permitted by the Internal Revenue Service, or has time remaining within the time period permitted by the Internal Revenue Service in which to apply for such a determination letter; no Reportable Event has occurred; the Borrower has not been notified by any Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) that it is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency or failure to meet applicable minimum funding standards, within the meaning of such sections of the Code or ERISA, or has applied for or received either a waiver of such standards or an extension of any amortization period (to the extent applicable), within the meaning of Section 412 of the Code or Section 302 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability to or on account of a Plan) pursuant to Sections 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971 or 4975 of the Code or expects to incur any liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a risk to the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine audits and claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the Effective Date, would not exceed $10,000,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its ERISA Affiliates may cease contributions to or terminate any employee maintained by any of them without incurring any liability (other than any termination of employees which, individually or in the aggregate, may trigger a complete or partial withdrawal from a multiemployer pension fund).

(b) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

8.11 Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, creates, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, creates, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person other than Permitted Liens applicable thereto.

(c) Upon the filing thereof, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

8.12 Properties. Each of the Borrower and each of its Subsidiaries has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of the Borrower and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

8.13 Capitalization. On, and after giving effect to, the Effective Date, the authorized capital stock of the Borrower consists of (a) 120,000,000 shares of common stock, $0.01 par value per share, (b) 30,000,000 shares of Class B common stock, $2.00 par value per share and (c) 500,000 shares of serial convertible preferred stock. All outstanding shares of the capital stock of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. The Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights, except for (x) options, warrants and rights to purchase shares of the Borrower’s common stock which may be issued from time to time and (y) shares of Qualified Preferred Stock of the Borrower which may be convertible into shares of the Borrower’s common stock.

8.14 Subsidiaries. On and as of the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule V. Schedule V sets forth, as of the Effective Date, (i) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary. All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

8.15 Compliance with Statutes, etc. Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17 Solvency. On and as of the Effective Date, and after giving effect to all debt being incurred or assumed and Liens created by the Credit Parties in connection with this

Agreement and the Pulitzer Debt Documents, (i) the sum of the assets, at a fair valuation, of PD LLC (on a stand-alone basis) and of the Pulitzer Entities (taken as a whole) will exceed its or their respective debts, (ii) PD LLC (on a stand-alone basis) and the Pulitzer Entities (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) PD LLC (on a stand-alone basis) and the Pulitzer Entities (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 8.17, “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

8.18 Environmental Matters. (a) Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c) Notwithstanding anything to the contrary in this Section 8.18, the representations and warranties made in this Section 8.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or, with respect to the Pulitzer Entities, a Pulitzer Material Adverse Effect.

8.19 Employment and Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries, and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) through (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.20 Intellectual Property, etc. Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (provided, that with respect to the Pulitzer Entities, such exception shall apply only to the extent such known conflict or failure to own could not, either individually or in the aggregate, reasonably be expected to have a Pulitzer Material Adverse Effect).

8.21 Indebtedness. Schedule VI sets forth a list of all Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries as of the Effective Date (excluding the Obligations, the Obligations (as defined under the First Lien Credit Agreement), the Pulitzer Debt, and the Pulitzer Debt Guaranties) (collectively, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees any such Indebtedness.

8.22 Insurance. Schedule VII sets forth a listing of all insurance maintained by the Borrower and its Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

8.23 Foreign Assets Control Regulations, Etc.

(a) Neither the Borrower nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(b) Neither the Borrower nor any Controlled Entity has any investments in, or engages in any dealings or transactions with, any Person where such investments, dealings or transactions would cause the receipt of any payment or exercise of any rights in respect of, this Agreement by any holder of Notes to be in violation of any of the laws or regulations identified in this Section 3.12.

(c) To the Borrower’s actual knowledge after making due inquiry, neither the Borrower nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d) The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

8.24 Representations and Warranties in Other Documents. All representations and warranties set forth in the other Credit Documents, the Lee Support Agreement, the First Lien Credit Documents, the Pulitzer Support Agreement, the Pulitzer Debt Documents and each Backstop Commitment Letter were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Effective Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans (together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly furnish to each Lender in accordance with Section 9.01(q) (subject to the Borrower’s compliance with the second sentence thereof)):

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(d), all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, (ii) the consolidating and consolidated balance sheets of Pulitzer and its Subsidiaries as at the end of such quarterly accounting period and the related consolidating and consolidated statements of income and consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Pulitzer and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (iii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided that to the extent prepared to comply with SEC requirements and delivered to each Lender within the time requirement set forth above in this Section 9.01(a), a copy of the SEC Form 10-Q filed by the Borrower with the SEC for each such quarterly accounting period shall satisfy the requirements of clauses (i) and (iii) of this Section 9.01(a) except for any required comparison against budget as provided above (which comparison will still need to be delivered to each Lender separately pursuant to this Section 9.01(a)).

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower: (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which audit shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit; provided, however, that (1) the audit opinions in respect of the Borrower’s fiscal year ended on or ending closest to (x) September 30, 2015 or (y) September 30, 2016 may contain a “going concern” qualification solely as a result of (A) in the case of such fiscal years ended on or ending closest to September 30, 2015, the existing Pulitzer Indebtedness being treated as current obligations on the Borrower’s consolidated balance sheet and/or the financing arrangements under this Agreement, the First Lien Credit

Documents and the Pulitzer Debt and (B) in the case of such fiscal year ended on or ending closest to September 30, 2016, the financing arrangements under this Agreement), and (2) such a qualification or exception shall not be deemed to exist as a result of any qualification or exception solely arising from Madison Newspapers, Inc. being separately audited by a different accounting firm); (ii) the consolidating and consolidated balance sheets of Pulitzer and its Subsidiaries as at the end of such fiscal year and the related consolidating and consolidated statements of income and consolidated statement of cash flows and stockholders’ equity for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and (x) in the case of such consolidated financial statements, audited by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which audit shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit except as otherwise described in the proviso to clause (i) above) and (y) in the case of such consolidating financial statements, certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Pulitzer and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated; and (iii) management’s discussion and analysis of the important operational and financial developments during such fiscal year; provided that to the extent prepared to comply with SEC requirements and delivered to each Lender within the time requirement set forth above in this Section 9.01(b), a copy of the SEC Form 10-K filed by the Borrower with the SEC for such fiscal year shall satisfy the requirements of clauses (i) and (iii) of this Section 9.01(b).

(c) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. No later than 60 days following the first day of each fiscal year of the Borrower (commencing with the Borrower’s fiscal year ending on or closest to September 30, 2012), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income and sources and uses of cash for the Borrower and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such fiscal year prepared in detail and setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower in the form of Exhibit K certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 10.01(x), 10.01(xii), 10.01(xvii), 10.02(iv), 10.03(iii), 10.04(iv), 10.04(viii), 10.04(x), 10.04(xiii), 10.05(v), 10.05(viii), 10.05(xiv), 10.05(xv), 10.05(xvi), 10.05(xvii), 10.05(xviii), 10.05(xix) and 10.07, at the end of such quarterly accounting period or fiscal year, as the case may be, and (ii) certify that there have been no changes to the Annexes of each of the Pledge Agreement and the Security Agreement, in each case since the Effective Date or, in either case, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to the Security Documents in connection with any such changes.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within ten Business Days (or five Business Days in the case of succeeding sub-clause (i)) after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes (A) a Default or an Event of Default or (B) a default or an event of default under any of the First Lien Credit Documents, any Permitted First Lien Refinancing Indebtedness (or any document governing the same), any of the Pulitzer Debt Documents or any Permitted Pulitzer Debt Refinancing Indebtedness (or any document governing the same), (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials, compliance certificates and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness (including, without limitation, the First Lien Credit Documents, any Permitted First Lien Refinancing Indebtedness, the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness) pursuant to the terms of the documentation governing such Indebtedness.

(h) Environmental Matters. Promptly after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as any Agent or any Lender (through the Administrative Agent) may reasonably request.

(j) Monthly Reports. Within 30 days after the end of each fiscal month of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income, and, to the extent prepared, statements of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year.

(k) Projected Cash Flows. No later than the first Business Day of every other week (beginning on the Effective Date), a forecast for the succeeding 13-week period of the projected consolidated cash flows of (x) the Borrower and its Subsidiaries, and (y) the Pulitzer Entities, each taken as a whole (such forecast with respect to the Pulitzer Entities to contain the same level of detail used in such forecasts delivered to the holders of the Prepetition Notes (as defined in the Pulitzer Note Agreement) commencing in October, 2011), together with a variance report of actual cash flow for the immediately preceding period for which a forecast was delivered against the then current forecast for such preceding period.

(l) Officer’s Report. Promptly, and in any event within 45 days following the end of each fiscal quarter in each fiscal year of the Borrower, a written report of an Authorized Officer, in form and scope reasonably satisfactory to the Administrative Agent, setting forth a summary in reasonable detail of all Restricted Intercompany Charges (as defined in the Pulitzer Debt Pulitzer Guaranty), including cash and non-cash activities, organized by category of intercompany activity, by and among (x) Lee and its Subsidiaries (other than the Pulitzer Entities), on one hand, and the Pulitzer Entities, on the other hand, and (y) the Pulitzer Entities and Star Publishing, and a reconciliation of intercompany balances with respect to each of (x) and (y).

(m) Financial Model. Promptly, and in any event within 90 days following the end of each fiscal year of the Borrower (or following such shorter intervals as the same may be prepared), an update, in a directly comparable format, of the financial model delivered to the purchasers of the Pulitzer Debt on the Effective Date, setting forth the projected financial performance of the Pulitzer Entities for the current fiscal year of the Borrower (prepared on a month-by-month basis) and for each of the next four fiscal years (prepared on an annual basis).

(n) Pension Valuation/Status Reports. Promptly, and in any event within 45 days following the end of each fiscal year of the Borrower (or following such shorter intervals as the same may be prepared), a pension valuation/status report, in form and scope reasonably satisfactory to the Required Lenders (such satisfaction to be presumed in the absence of an objection delivered to PD LLC within 30 days after the receipt of such update), setting forth in reasonable detail the extent to which the pension obligations of the Pulitzer Entities are funded, together with revised projections of future cash payments in respect of such pension obligations.

(o) Management Reports. Promptly, and in any event within 30 days following the end of each fiscal month of the Borrower, a management report describing the financial performance and operations of the Borrower and its subsidiaries in a form consistent with, and containing the same level of detail as, reports made available to the holders of the Prepetition Notes (as defined in the Pulitzer Debt Agreement) commencing in October, 2011.

(p) First Lien and Pulitzer Debt Information. Concurrently with, or promptly after, delivery of any information, documents or certificates to any Lender or Agent under (and each as defined in) the First Lien Credit Agreement pursuant to Section 9.01 (or similar reporting provisions) of the First Lien Credit Agreement or Sections 6A (or similar reporting provisions) of the Pulitzer Debt Agreement or any corresponding or similar provision of any Pulitzer Debt Document (including, without limitation, Section 4.1 of the Pulitzer Debt Pulitzer Guaranty) or in respect of any Permitted First Lien Refinancing Indebtedness (or any documentation governing the same) or any Permitted Pulitzer Debt Refinancing Indebtedness (or any documentation governing the same), complete copies of all such information, documents and certificates, in each case other than such information, documents and certificates delivered pursuant to Section 9.01(i) of the First Lien Credit Agreement or any analogous reporting provision of the Pulitzer Debt Agreement or the documentation governing any Permitted Pulitzer Debt Refinancing Indebtedness except to the extent any such information, document or certificate delivered pursuant to such Section 9.01(i) or analogous provision is provided to all Lenders (as defined in the First Lien Credit Agreement) or all Pulitzer Lenders, as the case may be, and relates to the financial (including, without limitation, accounting) or economic condition, results, developments or prospects of any Credit Party.

(q) Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 9.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent or the Lenders by or on behalf of the Borrower which is suitable to make available to Public Lenders (provided that neither Borrower nor any other Credit Party shall have any obligation to ensure that Non-Public Information is not so posted on the portion of the Platform designated for Public Lenders).

9.02 Books, Records and Inspections; Quarterly Meetings. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided, however, so long as (x) no Default or Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender may exercise its rights under this Section 9.02(a) with respect to the Lee Entities more than once per calendar year or (y) no Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender may exercise its rights under this Section 9.02(a) with respect to the Pulitzer Entities without the written approval of the Required Lenders (to be given or withheld in their sole discretion) or more than twice per calendar year.

(b) At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 60th day after the close of each quarterly accounting period of the Borrower, the Borrower will, at the request of the Administrative Agent, hold a meeting (which may be done via a conference call or video conference) with all of the Lenders at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous quarterly accounting period (and, in the case of the last quarterly accounting period of each fiscal year, for the previous fiscal year) and the budgets presented for the current fiscal year of the Borrower.

9.03 Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies, insurance (including self-insurance retentions on a basis consistent with past practice) on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.

(b) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

(c) The Borrower will, and will cause each other Credit Party to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance, (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee (in respect of property insurance) and/or additional insured (in respect of all insurance)), (ii) shall state that the respective insurer shall endeavor to provide at least 30 days’ prior written notice to the Collateral Agent prior to the cancellation of any such insurance policy, and (iii) shall be deposited with the Collateral Agent, in each case subject to any applicable provisions of the Lee Intercreditor Agreement or the Pulitzer Intercreditor Agreement, as applicable.

9.04 Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect (x) its existence and (y) all rights, franchises, licenses, permits, certificates, copyrights, trademarks and patents as are in the aggregate necessary for the conduct of its business in the manner in which such business is being conducted as of the Effective Date; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided, that with respect to the Pulitzer Entities, any such withdrawal shall be permitted under this clause (ii) only to the extent it could not, either individually or in the aggregate, reasonably be expected to have a Pulitzer Material Adverse Effect).

9.05 Compliance with Statutes, etc. (a) The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, ordinances or governmental rules, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to (i) environmental standards and controls and (ii) ERISA), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided, that with respect to the Pulitzer Entities, such exception shall apply only to the extent such noncompliances could not, either individually or in the aggregate, reasonably be expected to have a Pulitzer Material Adverse Effect).

(b) Within five Business Days after the date on which the Borrower is required by applicable law, statute, rule or regulation (including any applicable extension of such date), the Borrower will file (or cause to be filed) with the SEC all reports, financial information and certifications required to be filed by the Borrower pursuant to any such applicable law, statute, rule or regulation.

9.06 Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided, that with respect to the Pulitzer Entities, such exception shall apply only to the extent such noncompliances could not, either individually or in the aggregate, reasonably be expected to have a Pulitzer Material Adverse Effect), and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

9.07 ERISA. As soon as possible and, in any event, within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth the details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan participant and any notices received by the Borrower or ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency or failure to meet minimum funding standards, each within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 of ERISA with respect to a Plan; that any material contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Effective Date by $10,000,000; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan (other than a member of the board of trustees of a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA)) which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower or any ERISA Affiliate has incurred any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Sections 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Sections 401(a)(29), 4971, 4975 or 4980 of the Code or Sections 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any ERISA Affiliate of the Borrower has incurred (or is alleged in any proceeding to have incurred) any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. The Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The Borrower will also deliver to each Lender, to the extent requested by such Lender, a complete copy of the annual report (on Form 5500 series) of each Plan (including, to the extent required, any related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to each Lender, to the extent requested by such Lender, no later than fifteen (15) days after the date such annual report or such records, documents and/or information has been filed or furnished, as appropriate, to any appropriate and applicable government agency or such notice has been received by the Borrower or the ERISA Affiliate, as applicable. The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (provided, that with respect to the Pulitzer Entities, such exception shall apply only to the extent any such failures could not, either individually or in the aggregate, reasonably be expected to have a Pulitzer Material Adverse Effect).

9.08 End of Fiscal Years. The Borrower will, for financial reporting purposes, cause its fiscal years to end on the last Sunday of September of each calendar year.

9.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12 Further Assurances; etc. (a) The Borrower will cause each of its Domestic Subsidiaries created or acquired after the Effective Date to become party to the Subsidiaries Guaranty, the Security Agreement, the Pledge Agreement and each Intercreditor Agreement (to the extent applicable to such Domestic Subsidiary) in accordance with the terms of the Subsidiaries Guaranty, the Security Agreement, the Pledge Agreement and each such Intercreditor Agreement (provided that in no event will any Lien be granted or be required to be created as a result thereof on any Excluded TNI Assets).

(b) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the Security Documents as in effect on the Effective Date (other than Real Property listed on Part B of Schedule X that is currently being held for sale and, Excluded TNI Assets and Excluded Real Property) and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 9.12(b) shall not apply to (and the Borrower and the other Credit Parties shall not be required to grant a Mortgage in) any Real Property the fair market value (as determined in good faith by the Borrower) of which individually is less than $3,000,000 (any such Real Property, “Excluded Real Property”).

(c) The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, copies of its most recent real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents (other than with respect to Excluded Real Property and excluding Excluded TNI Assets) as the Collateral Agent may reasonably require. In addition, at the time that the actions required or requested to be taken pursuant to clause (a) above are taken, the Borrower will cause the respective Domestic Subsidiaries to execute and deliver, or cause to be executed and delivered, all relevant documentation (including, but not limited to, opinions of counsel and officers’ certificates) of the type described in Section 6 as each such Domestic Subsidiary would have had to deliver if it were a Credit Party on the Effective Date. Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, officers’ certificates, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.12 has been complied with.

(d) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Borrower agrees that each action required by clauses (a), (b) and (c) of this Section 9.12 shall be completed as soon as possible, but in no event later than 15 days (or, in the case of Mortgages, 60 days) after such action is required to be taken or requested to be taken by the Administrative Agent; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

(f) The Borrower agrees that, to the extent that it is unable to deliver to the Collateral Agent on or prior to the Effective Date any of the documents described in Section 9.16, the Borrower shall and shall cause each of its Subsidiaries to deliver to the Collateral Agent such documents as soon as commercially reasonable and no later than 30 calendar days after the Effective Date or such other later date as the Collateral Agent and each Backstop Party may reasonably agree.

9.13 Ownership of Subsidiaries; etc. Except as otherwise permitted by Section 10.05(iii) or (xiv), the Borrower will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals in each case to the extent required by applicable law).

9.14 Compliance with Pulitzer Debt Documents . Without limitation to any other provision of this Agreement, the Borrower will cause each of the Pulitzer Entities to perform all of their respective obligations under the terms of the Pulitzer Debt Documents as in effect on the date hereof, including, without limitation, the affirmative and negative covenants set forth in Paragraphs 6 and 7 of such Pulitzer Debt Agreement and Sections 4 and 5 (but excluding Section 5.1) of such Pulitzer Debt Pulitzer Guaranty; provided, that with respect to any such covenants set forth in such Pulitzer Debt Agreement or such Pulitzer Debt Pulitzer Guaranty, compliance therewith for purposes of this Section 9.14 shall be determined after giving effect to (x) a static cushion of 15.0% over any numerical- or amount-based exceptions or baskets set forth therein (as reasonably determined by the Administrative Agent) and (y) any period of grace or cure period applicable thereto under the Pulitzer Debt Agreement or Pulitzer Debt Pulitzer Guaranty, as applicable.

9.15 Foreign Subsidiaries Security . If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Borrower, with respect to any Foreign Subsidiary of the Borrower which has not already had all of its Equity Interests pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement) that (i) a pledge of more than 66-2/3% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a pledge agreement in substantially the form of the Pledge Agreement, (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty and (iv) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, in any such case could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding Equity Interests so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement), shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) or (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially similar form, if needed) or the Security Agreement (or another security agreement in substantially similar form, if needed), as the case may be, granting to the Collateral Agent for the benefit of the Secured Creditors a security interest in all assets, promissory notes and Equity Interests owned by such Foreign Subsidiary and securing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into of such Security Agreements, the Pledge Agreement or the Subsidiaries Guaranty (or substantially similar document) is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 9.15 to be in form and substance reasonably satisfactory to the Administrative Agent and/or the Collateral Agent.

9.16 Mortgage; Title Insurance; Survey; Landlord Waivers; etc. The Borrower shall deliver, or cause the applicable other Credit Party to deliver, to the Collateral Agent (provided that such delivery requirement shall be subject to Section 9.12(f)):

(i) fully executed counterparts of Mortgages and corresponding UCC Fixture Filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC Fixture Filings shall cover each Real Property owned by the Borrower or any other Credit Party as set forth on Part A of Schedule X (it being understood that this excludes Real Property listed on Part B of Schedule X that is currently being held for sale and Excluded Real Property), together with evidence that counterparts of such Mortgages and UCC Fixture Filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii) a Mortgage Policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy to be in form and substance reasonably satisfactory to the Collateral Agent;

(iii) to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by such title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(iv) to the extent requested by the Collateral Agent and otherwise reasonably available to the Borrower, a survey of each Mortgaged Property (and all improvements thereon) in form and substance reasonably satisfactory to the Collateral Agent or complete copies of all such surveys as most recently completed;

(v) flood certificates covering each Mortgaged Property in form and substance acceptable to the Administrative Agent, certified to the Collateral Agent (in its capacity as such) and setting forth whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map; and

(vi) from local counsel in each state in which a Mortgaged Property is located, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent (in its capacity as such) and each of the Lenders, covering such matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request, including, but not limited to, the enforceability of each Mortgage.

9.17 Terrorism Sanctions Regulations. The Borrower will not and will not permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any Lender to be in violation of any laws or regulations that are applicable to such Lender.

SECTION 10. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans (together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Petition Date which remain in effect on, and after giving effect to, the Effective Date and are listed, and the property subject thereto described, in Schedule VIII, but only to the respective date, if any, set forth in such Schedule VIII for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule VIII, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(iv) Liens created pursuant to the Credit Documents;

(v) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii) Liens placed upon equipment or machinery used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens (other than any such Liens securing judgments or awards to the extent covered by a reputable and solvent insurance company and not otherwise giving rise to an Event of Default under Section 11.10) does not exceed $10,750,000 at any time outstanding;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens on cash deposits securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (xii) shall not at any time exceed $10,750,000;

(xiii) [Reserved];

(xiv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xv) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvi) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xvii) additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 10.01 that (v) were not incurred in connection with borrowed money, (w) do not encumber Collateral or Equity Interests of a Subsidiary of the Borrower, (x) do not encumber any other assets of the Borrower or any of its Subsidiaries the Fair Market Value of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (y) do not materially impair the use of such assets in the operation of the business of the Borrower or such Subsidiary and (z) do not secure obligations in excess of $1,128,750 in the aggregate for all such Liens at any time;

(xviii) Liens solely on the assets of Pulitzer and its Subsidiaries (other than the Excluded TNI Assets) to secure their respective obligations in respect of the Pulitzer Debt Documents and any Permitted Pulitzer Debt Refinancing Indebtedness incurred in accordance with this Agreement (including any guaranty or pledge thereof by Pulitzer and/or one or more of its Subsidiaries); provided that such Liens are at all times subject to the terms of the Pulitzer Intercreditor Agreement;

(xix) Liens solely on the assets of the Lee Entities created pursuant to the First Lien Credit Documents or securing Permitted First Lien Refinancing Indebtedness incurred in accordance with this Agreement; provided that such Liens are at all times subject to the terms of the Lee Intercreditor Agreement; and

(xx) any other Permitted Encumbrance (provided that Liens described in clause (i) of the definition of “Permitted Encumbrances” in Section 1.01 shall be Permitted Liens only to the extent permitted under preceding clauses (xviii) or (xix), as applicable).

10.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 10.07;

(ii) the Borrower and its Subsidiaries may sell, convey or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(iii) Investments may be made to the extent permitted by Section 10.05 or 10.06(ix);

(iv) the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary of the Borrower, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Subsidiary consists of at least 90% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds (as defined in the First Lien Credit Agreement) and the Asset Sale Proceeds (such term used in this clause (iv) as defined in the Pulitzer Debt Agreement or the documentation governing any Permitted Pulitzer Debt Refinancing Indebtedness, as applicable) therefrom are applied as (and to the extent) required by Section 5.02(d) of the First Lien Credit Agreement or Section 5D of the Pulitzer Debt Agreement or the documentation governing any Permitted Pulitzer Debt Refinancing Indebtedness, as applicable, and without giving effect to any waivers thereof, and (z) the assets sold pursuant to this clause (iv) shall not, in the aggregate, be comprised of assets that generated in any fiscal year of the Borrower more than 5.25% of Consolidated EBITDA of the Borrower and its Subsidiaries for the immediately preceding fiscal year of the Borrower; provided, that notwithstanding anything in this clause (iv) to the contrary, no Pulitzer Entity may engage in any Asset Sale (i) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be equal to or less than $1,075,000 unless at least 75% of such Asset Sale Proceeds consist of cash or (ii) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be more than $1,075,000 unless either (x) such Asset Sale Proceeds are applied to the payment of obligations under the Pulitzer Debt Documents or (y) such Asset Sale Proceeds consist only of cash and the Required Lenders have given their prior written consent thereto; provided, however, that notwithstanding the foregoing, no Asset Sale shall involve the sale of any Equity Interests in Star Publishing or the Equity Interests of TNI Partners held by Star Publishing; provided, further, that the contribution of equity interests in or assets of Sandler Capital Partners V, L.P. to one or more qualified or non-qualified pension, retirement or similar employee compensation plans of the Pulitzer Entities shall be permitted hereunder;

(v) each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));

(vi) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(viii) any Subsidiary of the Borrower that is (a) a Lee Entity may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower that is a Lee Entity and (b) a Pulitzer Entity may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to Pulitzer or any Wholly-Owned Domestic Subsidiary of Pulitzer, so long as, in each case, any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(ix) any Subsidiary of the Borrower that is (a) a Lee Entity may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower that is a Lee Entity and (b) a Pulitzer Entity may merge or consolidate with and into, or be dissolved or liquidated into, Pulitzer or any Wholly-Owned Domestic Subsidiary of Pulitzer, so long as (x) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (y) in all other cases, the respective Wholly-Owned Domestic Subsidiary is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (z) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(x) any Foreign Subsidiary of the Borrower that is (a) a Lee Entity may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of the Borrower that is a Lee Entity and (b) a Pulitzer Entity may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of Pulitzer, so long as, in each case, (x) such respective Wholly-Owned Foreign Subsidiary is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation and (y) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such respective Wholly-Owned Foreign Subsidiary and such respective Foreign Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken; and

(xi) the Borrower and its Subsidiaries may sell, convey or otherwise dispose of cash and Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in the reasonable opinion of the Administrative Agent or the Collateral Agent in order to effect the foregoing.

10.03 Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i) any Subsidiary of the Borrower that is (a) a Lee Entity may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower that is a Lee Entity and any Foreign Subsidiary of the Borrower that is a Lee Entity also may pay cash Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower that is a Lee Entity and (b) a Pulitzer Entity may pay cash Dividends to (x) Pulitzer or any Wholly-Owned Domestic Subsidiary of Pulitzer and any Foreign Subsidiary of Pulitzer also may pay cash Dividends to any Wholly-Owned Foreign Subsidiary of Pulitzer and (y) the Borrower solely with excess proceeds of Permitted Pulitzer Debt Refinancing Indebtedness in an aggregate amount not to exceed $7,700,000 to the extent required to be paid by Section 10.04(xi) of the First Lien Credit Agreement;

(ii) any Non-Wholly Owned Subsidiary of the Borrower (other than any Pulitzer Entity to the extent any recipient is a Lee Entity) may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii) so long as no Default or Event of Default exists at the time of the respective Dividend or would exist immediately after giving effect thereto, the Borrower may redeem or repurchase Equity Interests of the Borrower from officers, employees and directors of the Borrower or its Subsidiaries (or their estates) after the death, disability, retirement or termination of employment or service as a director of any such Person, or otherwise in accordance with any stock option plan or any employee stock ownership plan that has been approved by the board of directors of the Borrower, provided that the aggregate amount of Dividends made by the Borrower pursuant to this clause (iii) shall not exceed $268,750 during any fiscal year of the Borrower;

(iv) the Borrower may declare and pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof through the issuance of additional shares of such Qualified Preferred Stock rather than in cash, provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued; and

(v) the Borrower and its Subsidiaries may make the payments and deliveries contemplated in Section 10.04(xi) and Sections 10.05(xvi) and (xvii); and the Pulitzer Entities may make the payments and deliveries contemplated in Section 10.05(xvii).

10.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Existing Indebtedness outstanding on the Petition Date (to the extent remaining outstanding on, and after giving effect to, the Effective Date) and listed on Schedule VI (as reduced by any repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent set forth on Schedule VI, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(iii) Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 10.07) and purchase money Indebtedness described in Section 10.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed (x) $32,250,000 with respect to the Borrower and its Subsidiaries or (y) $1,075,000 with respect to the Pulitzer Entities, in each case at any time outstanding;

(v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(viii) or (ix);

(vi) Indebtedness consisting of guaranties by (i) the Borrower and the Wholly-Owned Domestic Subsidiaries that are Lee Entities of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement and (ii) Pulitzer Entities of each other’s Indebtedness permitted hereunder (other than any such Indebtedness owing to a Lee Entity) and lease and other contractual obligations permitted under this Agreement, in each case other than obligations (if any) in respect of the First Lien Credit Documents, any Permitted First Lien Refinancing Indebtedness, the Pulitzer Debt, the Pulitzer Debt Guaranties and any Permitted Pulitzer Debt Refinancing Indebtedness;

(vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days after its incurrence;

(viii) Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (viii) shall not at any time exceed $10,750,000;

(ix) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(vi);

(x) Indebtedness of PD LLC or Pulitzer under the Pulitzer Debt and the other Pulitzer Debt Documents and of Pulitzer and one or more of the Subsidiaries of Pulitzer under the Pulitzer Debt Guaranties and the other Pulitzer Debt Documents, in an aggregate principal amount (without duplication in the case of amounts owing by Pulitzer under the Pulitzer Debt Pulitzer Guaranty and Pulitzer’s other Subsidiaries under the Pulitzer Debt Subsidiaries Guaranty) not to exceed the Maximum First Priority Amount (as defined in the Pulitzer Intercreditor Agreement);

(xi) Indebtedness of PD LLC or Pulitzer incurred pursuant to the Permitted Pulitzer Debt Refinancing Indebtedness and one or more of the Subsidiaries of Pulitzer under a guaranty thereof complying with the requirements set forth in the definition of “Permitted Pulitzer Debt Refinancing Indebtedness” in Section 1.01; provided that the excess proceeds of any Permitted Pulitzer Debt Refinancing Indebtedness in an aggregate amount not to exceed $7,700,000 shall be applied to prepay principal amount outstanding under the First Lien Credit Agreement to the extent required by Section 10.04(xi) of the First Lien Credit Agreement;

(xii) additional unsecured subordinated Indebtedness of the Borrower (“Additional Permitted Indebtedness”), so long as (i) no Default or Event of Default then exists or would result from the incurrence or issuance of any such Additional Permitted Indebtedness, (ii) the Borrower shall have given the Administrative Agent at least five Business Days prior written notice of the incurrence or issuance of any such Additional Permitted Indebtedness, (iii) such Additional Permitted Indebtedness (A) is not guaranteed by any Subsidiary of the Borrower that is not both a Lee Entity and a Subsidiary Guarantor, (B) matures no earlier than 180 days after the Maturity Date, (C) requires no payment of principal (whether by way of scheduled amortization, mandatory redemption, mandatory prepayment, sinking fund or otherwise) prior to its maturity, except (x) upon the occurrence of a change of control (the definition of which shall be acceptable to the Required Lenders) so long as the terms thereof do not require any such redemption or other action unless (and until) all Obligations have been paid in full or the requisite consents under this Agreement have been obtained to permit such redemption or other action upon the occurrence of a change of control and (y) as a customary mandatory offer to repurchase following an asset sale, (D) does not require the Borrower or any of its Subsidiaries to maintain any specified financial condition (whether stated as a covenant, event of default or otherwise), and (E) contains subordination and other provisions that are reasonably satisfactory to the Required Lenders and (iv) 100% of the Net Cash Proceeds of the respective issuance or incurrence of such Additional Permitted Indebtedness are used solely and concurrently to either, at the option of the Borrower, (I) repay the Loans (provided that any such repayment shall be deemed a voluntary prepayment under Section 5.01(a) and shall be subject to the provisions of such Section (including, without limitation, the prohibition on such voluntary prepayments of Loans prior to the first anniversary of the Effective Date) and Section 4.02) or (II) repay Indebtedness under the First Lien Credit Documents or any Permitted First Lien Refinancing Indebtedness; and

(xiii) Indebtedness of the Lee Entities under the First Priority Agreement (as defined in the Lee Intercreditor Agreement) in an aggregate principal amount not to exceed the Maximum First Priority Amount (as defined in the Lee Intercreditor Agreement).

10.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Petition Date to the extent continued to be held by them on, and after giving effect to, the Effective Date and described on Schedule IX, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Subsidiaries may make loans and advances to their respective officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate outstanding amount not to exceed $2,687,500 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower may acquire and hold obligations of the officers and employees of the Borrower or any of its Subsidiaries in connection with such officers’ and employees’ acquisition of shares of common Equity Interests of the Borrower so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such Equity Interests;

(vii) the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(iii);

(viii) (I) the Borrower and its Wholly-Owned Domestic Subsidiaries that are Lee Entities may make intercompany loans and advances between and among one another, (II) Wholly-Owned Foreign Subsidiaries that are Lee Entities may make intercompany loans and advances between and among one another and to the Borrower and Wholly-Owned Domestic Subsidiaries that are Lee Entities and (III) the Borrower and Wholly-Owned Domestic Subsidiaries that are Lee Entities may make intercompany loans and advances to Wholly-Owned Domestic Subsidiaries that are Pulitzer Entities (1) to the extent made prior to and outstanding on the Effective Date (together with interest accruing thereon), (2) made for the purposes permitted pursuant to Section 10.05(xv), (xvii) and (xix), (3) reflecting Pulitzer Intercompany Charges not settled in cash in amounts consistent with past practices (provided that notwithstanding any other provision of this Agreement to the contrary, the Borrower agrees that no more than $5,912,500 of such Pulitzer Intercompany Charges in any fiscal year may be settled in cash), and (4) reflecting Pulitzer Intercompany Charges not settled in cash which arise from reasonably expected and identifiable cost-saving measures relating to goods and services (provided that notwithstanding any other provision of this Agreement to the contrary, the Borrower agrees that no more than $2,150,000 of such Pulitzer Intercompany Charges in any fiscal year may be settled in cash) (all such intercompany loans and advances pursuant to this clause (viii), collectively, the “Lee Intercompany Loans”), provided that (x) for the avoidance of doubt, intercompany loans made by the Borrower and the Wholly-Owned Domestic Subsidiaries that are Lee Entities to Wholly-Owned Domestic Subsidiaries that are Pulitzer Entities shall not be permitted except as provided in clause (III) above and (y) each Lee Intercompany Loan constituting Intercompany Debt shall be subject to the terms and conditions contained in the Intercompany Subordination Agreement;

(ix) (I) Pulitzer and its Wholly-Owned Domestic Subsidiary Guarantors may make unsecured intercompany loans and advances between and among one another and (II) any existing unsecured intercompany loans and advances by Pulitzer and its Wholly-Owned Domestic Subsidiary Guarantors to the extent made prior to and outstanding on the Effective Date (together with interest accruing thereon) (all such intercompany loans and advances pursuant to this clause (ix), collectively, the “Pulitzer Intercompany Loans”, and together with the Lee Intercompany Loans, the “Intercompany Loans”);

(x) (i) the Borrower and any Subsidiary Guarantor that is a Lee Entity may make capital contributions to any Wholly-Owned Domestic Subsidiary Guarantor that is a Lee Entity and (ii) any Subsidiary Guarantor that is a Pulitzer Entity may make capital contributions to any Wholly-Owned Domestic Subsidiary Guarantor that is a Pulitzer Entity;

(xi) the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(xii) Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;

(xiii) the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by Section 10.02(iv);

(xiv) up to two Joint-Venture Transactions, provided that immediately after giving effect to each such Joint-Venture Transaction, (a) the aggregate book value of all such assets and Equity Interests contributed, sold, leased or otherwise transferred, and all Equity Interests issued, to Persons other than the Borrower or a Subsidiary of the Borrower pursuant to both such Joint-Venture Transactions subsequent to the Effective Date shall not exceed (x) $37,625,000 for one Joint-Venture Transaction and (y) $26,875,000 for the other Joint-Venture Transaction, (b) with respect to such Joint-Venture Transaction exceeding $26,875,000, such joint venture is a Subsidiary of the Borrower, (c) cash contributed to such joint ventures shall not exceed $268,750 in the aggregate for each such Joint-Venture Transaction and (d) the Equity Interests of the Borrower and its Subsidiaries in each such joint venture shall be pledged to secure the Obligations pursuant to Section 9.12;

(xv) (A) Investments made in connection with the funding of contributions under qualified or non-qualified pension, retirement or similar employee compensation plan, including without limitation split-dollar insurance policies, in such amounts consistent with applicable law and the Borrower’s and its Subsidiaries’ past practices, provided that any such contributions by the Borrower and any Wholly-Owned Domestic Subsidiaries that are Lee Entities to Wholly-Owned Domestic Subsidiaries that are Pulitzer Entities shall not exceed $2,150,000 in any fiscal year of the Borrower (including, for the avoidance of doubt, any such Investments made after the Petition Date and prior to the Effective Date), and (B) the contribution of equity interests in or assets of Sandler Capital Partners V, L.P. to one or more qualified or non-qualified pension, retirement or similar employee compensation plans of the Pulitzer Entities;

(xvi) (A) Investments by the Lee Entities in the Associated Press Digital Rights Agency or any successor thereto or any Affiliate thereof in an aggregate amount not to exceed $1,612,500 at any time outstanding, and (B) the Pulitzer Entities may own, purchase or acquire Investments in the Associated Press Digital Rights Agency or any successor thereto or any Affiliate thereof for Fair Market Value (as defined in the Pulitzer Debt Agreement) (as determined in good faith by the Board of Directors of Pulitzer at the time of such purchase or acquisition) in an aggregate amount not to exceed $750,000 at any time outstanding; provided, further that (a) the Pulitzer Entities shall be entitled to receive their ratable share (based on the aggregate amount of investments made by the Lee Entities, on the one hand, and the Pulitzer Entities, on the other hand) of any Equity Interests of such Person issued in consideration for, or on account of, the aggregate investments made in such Person by the Lee Entities, (b) any such Equity Interests received by the Pulitzer Entities shall be pledged in favor of the Collateral Agent to secure the Obligations in accordance with the Security Documents, and (c) Pulitzer shall, and shall cause its Subsidiaries to, vote or otherwise give their consent in respect of all such Equity Interests of such Person beneficially owned by the Pulitzer Entities for the election to the board of directors (or other similar governing body) of such Person of Mary Junck or her designee (or any person acceptable to the Required Holders (as defined under the Pulitzer Debt Agreement)); provided further, however, that the immediately preceding proviso shall not apply to the issuance of fractional Equity Interests to the extent that the issuance thereof is prohibited by the organization documents of Associated Press Digital Rights Agency as in effect on the date hereof;

(xvii) (A) payments or deliveries to be made by the Lee Entities to satisfy certain obligations owed to Herald as described in note 19 to the Borrower’s Annual Report on Form 10-K for the fiscal year ended September 26, 2010; provided that any such payments or deliveries made to Pulitzer Entities for such purposes shall not exceed $3,762,500 in the aggregate, and (B) deliveries of consideration by the Pulitzer Entities in connection with the redemption of the “phantom equity interest” held by Herald (as contemplated by the Redemption Agreement (as in effect on the Effective Date)) consisting solely of common stock of the Borrower or cash contributed (to the extent permitted by clause (xvii)(A) above) by the Borrower for purposes of making such delivery (it being understood that any such cash contributed by the Borrower shall reduce the Pulitzer Intercompany Loan outstanding on the Effective Date by an amount equal to such cash contribution);

(xviii) Investments of (x) up to a $1,128,750 cash Investment in Metrix4 Media for up to 8% of the Equity Interests of such Person, (y) up to a $1,128,750 cash Investment in Kaango for up to 5% of the Equity Interests of such Person and (z) up to a $1,128,750 cash Investment in The Port for up to 9% of the Equity Interests of such Person; and

(xix) in addition to Investments permitted by clauses (i) through (xviii) of this Section 10.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $2,150,000 in any fiscal year, provided that no such Investments may be used, directly or indirectly, to purchase, repurchase, redeem, defease or otherwise acquire or retire for value any (i) Additional Permitted Indebtedness, (ii) unsecured Indebtedness of the Borrower or a Subsidiary Guarantor, (iii) junior lien obligations of the Borrower or a

Subsidiary Guarantor, or (iv) the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness.

10.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii) customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries;

(iv) the Borrower may issue shares of its Equity Interests as otherwise permitted by this Agreement;

(v) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(vi) Subsidiaries of the Borrower that are (a) Lee Entities may pay management fees, licensing fees and similar fees to the Borrower or to any of its Wholly-Owned Domestic Subsidiaries that are Lee Entities and (b) Pulitzer Entities may pay management fees, licensing fees and similar fees to Pulitzer or any of its Wholly-Owned Domestic Subsidiaries;

(vii) the Credit Parties may enter into, and may exercise their respective rights and perform their respective obligations under and pursuant to, the Credit Documents, the First Lien Credit Documents, the Pulitzer Debt Documents, the documentation governing any Permitted First Lien Refinancing Indebtedness and the documentation governing any Permitted Pulitzer Debt Refinancing Indebtedness, as applicable, in each case as in effect on, and after giving effect to, the Effective Date (or, if later, the original date thereof) and as thereafter amended or modified in accordance with the terms thereof and hereof;

(viii) PD LLC may pay its Allocable Share of the Lee/Pulitzer Restructuring Costs;

(ix) the Borrower may repay in cash, on the Effective Date, to the holders of the Pulitzer Debt, on behalf of PD LLC, outstanding principal under the Pulitzer Debt in an amount not to exceed $5,000,000 in the aggregate; provided that the principal amount of the Pulitzer Intercompany Loan outstanding on the Effective Date shall automatically be reduced dollar-for-dollar by the amount so paid by the Borrower in respect of the Pulitzer Debt;

(x) the Pulitzer Entities may pay or reimburse fees and expenses payable to counsel for, and financial advisers to, (x) the Borrower and its Subsidiaries (including the Pulitzer Entities), (y) the “Noteholders” under and as defined in the Pulitzer Debt Agreement, and (z) the other parties to the Pulitzer Debt Documents, in each case in connection with the issuance of the Notes as contemplated by (and as defined in) the Pulitzer Debt Agreement and each of the other transactions contemplated thereunder, under the Support Agreement and under the Plan of Reorganization; and

(xi) the Borrower and its Subsidiaries may engage in the activities described on Exhibit O.

Notwithstanding anything to the contrary contained in this Agreement, except to the extent expressly permitted by clauses (i) through (x) above, transactions between the Lee Entities on the one hand, and the Pulitzer Entities on the other hand, shall be limited to those activities described on Exhibit O.

10.07 Capital Expenditures.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that the Borrower and its Subsidiaries may make Capital Expenditures during any fiscal year of the Borrower (taken as one accounting period) so long as the aggregate amount of such Capital Expenditures does not exceed $25,000,000 during such fiscal year (provided, that the aggregate amount of Capital Expenditures made by the Pulitzer Entities permitted hereunder shall not exceed (i) $6,020,000 during the 2012 fiscal year of the Borrower and (ii) $4,300,000 during each fiscal year thereafter).

(b) In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year of the Borrower (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year, the lesser of (x) such excess and (y) 50% (or, with respect to the Pulitzer Entities, 100%) of the applicable permitted scheduled Capital Expenditure amount as set forth in such clause (a) above for such fiscal year may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year (or, with respect to the Pulitzer Entities, in any fiscal year thereafter), provided that (x) with respect to the Lee Entities only, no amounts once carried forward pursuant to this Section 10.07(b) may be carried forward to any fiscal year of the Borrower thereafter and (y) no amounts may be carried forward pursuant to this Section 10.07(b) in respect of any fiscal year of the Borrower ended prior to the Effective Date.

(c) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 10.07(a) or (b)) with the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Cash Proceeds are used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 360 days following the date of receipt of such Net Cash Proceeds from such Recovery Event, but only to the extent that such Net Cash Proceeds are not otherwise required to be applied as a mandatory repayment and/or commitment reduction pursuant to Section 5.02 of the First Lien Credit Agreement or the corresponding provision of the Pulitzer Debt Documents or with respect to Permitted Pulitzer Debt Refinancing Indebtedness.

10.08 Intentionally Omitted.

10.09 Anti-Layering. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien that is junior to the Liens created pursuant to (i) the First Lien Credit Documents or any Permitted First Lien Refinancing Indebtedness (or any documentation governing the same) or (ii) the Pulitzer Debt Documents or any Permitted Pulitzer Debt Refinancing Indebtedness (or any documentation governing the same) unless such Lien is also junior to the Liens securing the Obligations.

10.10 Modifications of Pulitzer Debt Documents, First Lien Credit Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.

The Borrower will not, and will not permit any of its Subsidiaries to:

(i) [Reserved];

(ii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement) in any material respect, or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(iii) amend, modify or change any provision of any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent;

(iv) make any payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment or redemption as a result of any asset sale or similar event, of principal of the Pulitzer Debt, the Pulitzer Debt Guaranties or the Permitted Pulitzer Debt Refinancing Indebtedness, provided that (w) the Pulitzer Entities may make optional or voluntary payments or prepayments on or redemptions, repurchases or acquisitions for value of the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness, (x) the Pulitzer Entities may make payments on the Pulitzer

Debt or any Permitted Pulitzer Debt Refinancing Indebtedness at par (A) in connection with a Change of Control (as defined in the Pulitzer Debt Agreement or any documents evidencing Permitted Pulitzer Debt Refinancing Indebtedness) as required pursuant to the Pulitzer Debt Agreement as in effect on, and after giving effect to, the Effective Date (or subject to substantially the same terms in documents evidencing Permitted Pulitzer Debt Refinancing Indebtedness), (B) with proceeds of Asset Sales and/or Recovery Events to the extent representing proceeds from assets of Pulitzer and its Subsidiaries, or (C) to the extent permitted by Section 10.06(ix), (y) the Pulitzer Entities may make amortization payments of the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness in an aggregate amount in any fiscal year not to exceed $6,400,000, and (z) the Pulitzer Entities may make periodic payments from excess cash flow as required pursuant to the Pulitzer Debt Agreement as in effect on, and after giving effect to, the Effective Date (or subject to the same terms in documents evidencing Permitted Pulitzer Debt Refinancing Indebtedness);

(v) amend or modify, or permit the amendment or modification of, any provision of any Pulitzer Debt Document, the PD LLC Indemnity Agreement or any indenture, purchase agreement, loan agreement, security document or other agreement or instrument relating to the Permitted Pulitzer Debt Refinancing Indebtedness, in each case other than such amendments or modifications (i) with the prior written consent of the Administrative Agent or (ii) which could not reasonably be expected to be adverse to the Lenders in any material respect; provided, that any such amendment or modification the effect of which is to (w) increase or effectively increase the interest rates or yield (in each case whether payable in cash or in-kind) applicable to any Indebtedness thereunder from such rates or yield as in effect on, and after giving effect to, the Effective Date (or, in the case of Permitted Pulitzer Debt Refinancing Indebtedness, the date such Indebtedness is incurred in accordance with the terms of this Agreement), (x) subordinate the Lien securing any Indebtedness thereunder on all or any portion of the Collateral to any Lien securing any Indebtedness other than such Indebtedness thereunder or grant a Lien (other than a Permitted Lien) securing any Indebtedness thereunder on all or any portion of the Collateral which is not subject to the Pulitzer Intercreditor Agreement, (y) prohibit the performance by the Credit Parties of their obligations under the Credit Documents or (z) make the terms thereof, in the aggregate, more burdensome to the applicable Credit Parties in any material respect than the terms thereof as in effect on, and after giving effect to, the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, this Section 10.10(v)), shall, in each case described in preceding clauses (w), (x), (y) and (z), be deemed to be materially adverse to the Lenders;

(vi) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money securities before due for the purpose of paying when due), any Additional Permitted Indebtedness; or

(vii) after the execution and delivery thereof, amend or modify, or permit the amendment or modification of, any provision of any indenture, purchase agreement or other document, agreement or note relating to (or evidencing) any Additional Permitted Indebtedness (or any guaranty thereof); or

(viii) amend or modify, or permit the amendment or modification of, any provision of any First Lien Credit Document or any Permitted First Lien Refinancing Indebtedness (or any documentation governing the same), other than any such amendments or modifications (i) with the prior written consent of the Administrative Agent or (ii) which could not reasonably be expected to be adverse to the Lenders in any material respect; provided, that any such amendment or modification the effect of which is to (w) increase or effectively increase the interest rates or yield (in each case whether payable in cash or in-kind) applicable to any Indebtedness under any First Lien Credit Document or to any Permitted First Lien Refinancing Indebtedness, in each case from such respective rates or yield as in effect on, and after giving effect to, the Effective Date or, in the case of any Permitted First Lien Refinancing Indebtedness, the original date of incurrence thereof, (x) subordinate the Lien securing the Obligations (as defined in the First Lien Credit Agreement) or any Permitted First Lien Refinancing Indebtedness on all or any portion of the Collateral to any Lien securing any Indebtedness not constituting Obligations (as defined in the First Lien Credit Agreement) or such Permitted First Lien Refinancing Indebtedness or grant a Lien (other than a Permitted Lien) securing any Indebtedness thereunder on all or any portion of the Collateral which is not subject to the Lee Intercreditor Agreement, (y) prohibit the performance by the Credit Parties of their obligations under the Credit Documents or (z) make the terms thereof, in the aggregate, more burdensome to the applicable Credit Parties in any material respect than the terms thereof as in effect on, and after giving effect to, the Effective Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, this Section 10.10(viii)), shall, in each case described in preceding clauses (w), (x), (y) and (z), be deemed to be materially adverse to the Lenders.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event shall (1) (x) the Lee Entities be permitted to pay any fee to the holders of any Pulitzer Debt (or any agent or advisor in respect thereof) in connection with any amendment, modification, change or waiver of, or forbearance with respect to, any term or provision of any Pulitzer Debt Document or Permitted Pulitzer Debt Refinancing Indebtedness or, except as otherwise permitted in Section 10.06, make any other payment on behalf of any of the Pulitzer Entities, (y) the Lee Entities be permitted to prepay or repay any amounts (including in respect of interest) owing to the Pulitzer Entities in respect of any Lee Intercompany Loans or other Intercompany Debt (other than as otherwise permitted in Section 10.06(ix) and other than the set-off and netting arrangements as, and to the extent, described on Exhibit O) or (z) the Borrower or any of its Subsidiaries be permitted to make any payments (whether in cash, property or securities) to Herald or any of its Affiliates in satisfaction of the obligations owed to Herald as described in note 19 to the Borrower’s Annual Report on Form 10-K for the fiscal year ended September 26, 2010, except as otherwise permitted by Section 10.03(v) or Section 10.05(xvii) or (2) (x) the Pulitzer Entities be permitted to pay any fee to the holders of any Indebtedness under any First Lien Credit Document (or any agent or advisor in respect thereof) in connection with any amendment, modification, change or waiver of, or forbearance with respect to, any term or provision of any First Lien Credit Document or any Permitted First Lien

Refinancing Indebtedness or, except as otherwise permitted in Section 10.06, make any other payment on behalf of any of the Lee Entities, or (y) the Pulitzer Entities be permitted to prepay or repay any amounts (including in respect of interest) owing to the Lee Entities in respect of any Pulitzer Intercompany Loans or other Intercompany Debt (other than the set-off and netting arrangements as, and to the extent, described on Exhibit O).

10.11 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Pulitzer Debt Documents as in effect on, and after giving effect to, the Effective Date and the Permitted Pulitzer Debt Refinancing Indebtedness (as in effect at the time of the issuance or incurrence thereof so long as such encumbrances or restrictions are no more restrictive in any material respect than those encumbrances or restrictions set forth in the Pulitzer Debt Documents as in effect on and after giving effect to, the Effective Date), in each case so long as such restrictions apply solely to Pulitzer and/or its applicable Subsidiaries, (iv) the First Lien Credit Documents (including Permitted First Lien Refinancing Indebtedness so long as such encumbrances or restrictions are no more restrictive in any material respect than those encumbrances or restrictions set forth in the First Lien Credit Documents as in effect on, and after giving effect to, the Effective Date), (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (vi) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, and (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (vi), (vii), (x), (xiv), (xv) or (xvii).

10.12 Limitation on Issuance of Equity Interests. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity (other than Qualified Preferred Stock of the Borrower) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b) The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors and other nominal amounts held by local nationals in each case to the extent required by applicable law, or (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.

10.13 Business; etc. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Effective Date and with reasonable extensions thereof and business ancillary or complimentary thereto.

10.14 Limitation on Creation of Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary, provided that (x) the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish and create and, to the extent permitted by this Agreement, acquire, Wholly-Owned Subsidiaries, and (y) the Borrower and its Subsidiaries shall be permitted to establish and create and acquire Non-Wholly Owned Subsidiaries to the extent permitted by Section 10.05(xix) so long as (i) at least 5 days’ prior written notice thereof is given by the Borrower to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent (or, to the extent such stock or Equity Interests constitute Common Collateral (as defined in the Lee Intercreditor Agreement or the Pulitzer Intercreditor Agreement, as applicable), to the First Priority Representative (as defined in the Lee Intercreditor Agreement or the Pulitzer Intercreditor Agreement, as applicable) in accordance with, and only to the extent subject to the provisions of, Section 2.3(c) of the Lee Intercreditor Agreement or the corresponding Section of the Pulitzer Intercreditor Agreement, as applicable, with copies thereof and of any related endorsements to the Collateral Agent), and (iii) each such new Domestic Subsidiary (and, to the extent required by Section 9.15, each such new Foreign Subsidiary) executes a counterpart of the Subsidiaries Guaranty, the Security Agreement, the Pledge Agreement and the Intercompany Subordination Agreement. In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03 Covenants. (i)(A) The Borrower or any of its Subsidiaries shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.08, 9.11, 9.14 (subject to the lapse of any grace or cure period contemplated in clause (y) of the proviso thereto) or Section 10 or (B) the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.04 or (ii) the Borrower or any of its Subsidiaries shall default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after (x) with respect to the Lee Entities, written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders or (y) with respect to the Pulitzer Entities, the chief executive officer, chief operating officer, chief administrative officer or chief financial officer of any Pulitzer Entity (or any other officer involved principally in its financial administration or its controllership function) obtains knowledge thereof; or

11.04 Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated) prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated), or required to be prepaid (and/or terminated, as the case may be) other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $10,750,000 or unless such Indebtedness is in respect of any Obligations (as defined in the First Lien Credit Agreement), any Permitted First Lien Refinancing Indebtedness, any Pulitzer Debt, any Permitted Pulitzer Debt Refinancing Indebtedness or any Additional Permitted Indebtedness; provided, however, that with respect to any default under Sections 10.08 or 10.09 of the First Lien Credit Agreement or Section 5.1 of the Pulitzer Debt Pulitzer Guaranty (or any analogous financial maintenance covenants in the Pulitzer Debt Documents or with respect to Permitted Pulitzer Debt Refinancing Indebtedness), such default shall only constitute an Event of Default hereunder if such default occurs and is not cured or waived within 30 days after the occurrence of such default; or

11.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 15 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is requested or granted under Section 412 of the Code or Section 302 of ERISA; a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee (other than a member of the board of trustees of a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA)) appointed to administer such Plan; any Plan which is subject to Title IV of ERISA is or shall have been terminated or the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Effective Date by $10,000,000; a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any ERISA Affiliate has incurred any liability to or on account of a Plan under Sections 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; the Borrower or any ERISA Affiliate of the Borrower has incurred liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; or a “default,” within the meaning of Section 4219(c)(5) of ERISA, has been determined by a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to have occurred with respect to any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect (or, in the case of any Pulitzer Entity or in respect of a Plan of any Pulitzer Entity, a Pulitzer Material Adverse Effect); or

11.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01)), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; and, in each case, in the case of any failure of the validity, perfection or priority of any such Lien on the assets of a Pulitzer Entity which results from the actions or inaction of the Collateral Agent, such failure shall continue for a period of 30 days from the earlier of (i) the date on which written notice of such failure is provided to the Borrower from the Administrative Agent, the Collateral Agent or any Lender or (ii) actual knowledge of such failure by any Credit Party; or

11.08 Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms of the Subsidiaries Guaranty), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

11.09 Intercompany Subordination Agreement. The Intercompany Subordination Agreement or any provision thereof shall cease to be in full force or effect as to the Borrower or any Subsidiary of the Borrower party thereto (except as a result of a release of any such Person in accordance with the terms of the Intercompany Subordination Agreement), or the Borrower, any Subsidiary of the Borrower or any Person acting for or on behalf of the Borrower or any Subsidiary of the Borrower shall deny or disaffirm the Borrower’s or such Subsidiary’s obligations under the Intercompany Subordination Agreement or the Borrower or any of its Subsidiaries shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Intercompany Subordination Agreement; or

11.10 Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $10,750,000; or

11.11 Change of Control. A Change of Control shall occur; or

11.12 Intercreditor Agreement. Any Intercreditor Agreement or any provision thereof shall cease to be in full force or effect, or the Borrower, any Subsidiary of the Borrower or any Person acting for or on behalf of the Borrower or any Subsidiary of the Borrower shall deny or disaffirm the Borrower’s or such Subsidiary’s obligations under any Intercreditor Agreement or the Borrower or any of its Subsidiaries shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Intercreditor Agreement; or

11.13 Tax Sharing Agreements. Any provision of any Tax Sharing Agreement to which a Pulitzer Entity is party shall be amended, waived or otherwise modified without the consent of the Required Lenders or Pulitzer shall fail diligently to enforce its rights thereunder in any material respect; or

11.14 Minimum Pension Contribution. With respect to any fiscal year of the Borrower ending after September 25, 2011, the Lee Entities shall fail to contribute to any qualified or non-qualified pension, retirement or similar employee compensation plans of the Pulitzer Entities (including, without limitation, split-dollar insurance policies) an amount equal to the lesser of (a) $2,000,000 or (b) that amount necessary to meet minimum funding requirements of the Pulitzer Entities with respect to any such plan for such fiscal year in accordance with applicable laws and regulations and consistent with Pulitzer’s past practices, then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clause (i) below shall occur automatically without the giving of any such notice): (i) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (ii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (iii) apply any cash collateral held by the Administrative Agent to the repayment of the Obligations.

SECTION 12. The Administrative Agent.

12.01 Appointment. The Lenders hereby irrevocably designate and appoint Wilmington Trust, National Association as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Wilmington Trust, National Association in its capacity as Collateral Agent under the Security Documents) to act as specified herein and in the other Credit Documents and hereby instruct the Administrative Agent to enter into this Agreement and the other Credit Documents, as applicable. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates. Notwithstanding anything herein or in any other Credit Document to the contrary, the Administrative Agent shall not take any discretionary action (other than any such actions of a purely administrative or ministerial nature) or exercise any discretionary powers, including in each case any expressions of satisfaction, except such discretionary actions and powers exercised in the manner directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under Section 13.12(a)), and in the absence of any such direction shall refrain from taking any such discretionary actions or exercising any such discretionary powers.

12.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Joint Lead Arrangers and the Joint Book Running Managers and are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers and the Joint Book Running Managers shall each be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, none of the Joint Lead Arrangers or the Joint Book Running Managers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or the holder of any Note.

12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent reasonably believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document with respect to such duties or its role as Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make (or be deemed to have made) Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may (and must, if so directed by the Required Lenders, with or without cause (any such resignation, a “Mandatory Resignation”)) resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents (including, for the avoidance of doubt, in its capacity as Collateral Agent) at any time by giving 30 days’ prior written notice of any such resignation (other than a Mandatory Resignation) to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower.

(b) Upon any such notice of resignation (or upon a Mandatory Resignation) by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent who shall be a financial institution acceptable to the Required Lenders in their sole discretion; provided, that if no Event of Default then exists and such successor Administrative Agent’s stated annual fees exceed $75,000 per year, such successor Administrative Agent shall also be reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld, delayed or conditioned.

(c) If a successor Administrative Agent shall not have been so appointed within such 30 day period, the Administrative Agent, with the consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), shall then appoint a successor Administrative Agent (provided, that if no Event of Default then exists and such successor Administrative Agent’s stated annual fees exceed $75,000 per year, such successor

Administrative Agent shall also be reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld, delayed or conditioned) who shall serve as Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 35th day after the date any such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, such former Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such former Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders (or all of the Lenders, to the extent required by Section 13.12) in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders (or all the Lenders, as the case may be) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in this Agreement and/or the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) The Lenders hereby authorize and instruct the Collateral Agent to enter into each Intercreditor Agreement and to take all actions and execute all documents required or deemed advisable by it in accordance with the terms of each such Intercreditor Agreement.

12.11 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, reimburse or pay, as the case may be, from time to time all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel (including, without limitation, Milbank, Tweed, Hadley & McCloy LLP and Willkie Farr & Gallagher LLP) and consultants) of each Agent (including, without limitation, any successor Agent contemplated by Section 12.09, including any such successor Agent appointed following a Mandatory Resignation) and each Backstop Party in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, and in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for each Agent and, after the occurrence and during the continuance of an Event of Default, each of the Lenders); (ii) without duplication with Section 5.04(a), pay and hold each Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent or such Lender) to pay such taxes; and (iii) indemnify each Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) of whatsoever kind or nature incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents or in any other way relating to or arising out of this Agreement or any other Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02 Right of Setoff. (a) Subject to the terms of each Intercreditor Agreement and Section 13.06, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any other Credit Party against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

                13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II or in its administrative questionnaire delivered to the Administrative Agent; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of each Lender and, provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of Security Documents (except as expressly provided in the Credit Documents) supporting the Loans in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (including, without limitation, any rights of set-off) (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its outstanding Obligations hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the outstanding Loans of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, the Borrower shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b). To the extent that an assignment of all or any portion of a Lender’s outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Except as otherwise provided in this Agreement, each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Section 10.07 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 8.05(a) for the Borrower’s fiscal year ended September 25, 2011 and (ii) to the extent expressly provided herein, certain calculations shall be made on a pro forma basis.

(b) All computations of interest hereunder shall be made on the basis of a year of 365/366 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY,

GENERALLY AND UNCONDITIONALLY, THE PERSONAL JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by facsimile or other electronic transmission) to the Administrative Agent at the Notice Office and (ii) each of the conditions precedent set forth in Section 6 shall have been satisfied (provided, that no such condition precedent shall be waived without the prior written consent of each Backstop Party). The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Pledge Agreement in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest, premium or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)) or remove the non-call period in Section 5.01, or waive any condition in Section 6, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under the Pledge Agreement or the Security Agreement, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall, (1) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (2) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent or (3) without the consent of each Backstop Party, amend, modify or waive any provision or clause of, or any condition set forth in, Section 6.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required

Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. The Register shall be available for inspection by Borrower, any Backstop Party or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. With respect to any Lender, the transfer of its rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loan and prior to such recordation all amounts owing to the transferor with respect to such Loan shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Credit Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any non-public confidential information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender or is or has become available to such Lender on a non-confidential basis, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor) or to any credit insurance provider relating to the Borrower and its obligations, so long as such contractual counterparty (or such professional advisor) or credit insurance provider agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), in each case only if such Lender or affiliate shall have determined in its sole discretion that the Lender or affiliate with whom the information is to be shared should have access to such information; provided that such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 Application of Proceeds.

(a) After the exercise of remedies (including rights of setoff) provided for in Section 11 (or after the Loans and the Obligations owing hereunder have automatically become immediately due and payable as set forth in Section 11), any amounts received on account of the Obligations (whether as a result of a payment under the Subsidiaries Guaranty, any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or otherwise and whether received in cash or otherwise) shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal fees and expenses payable under the Security Documents) payable to the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal fees and expenses payable under Section 13.01 and amounts payable under Sections 2.10 and 5.04) payable to the Administrative Agent in its capacity as such;

Third, to payment of that portion of the Obligations constituting Fees, indemnities and other fees and amounts (other than principal and interest) payable to the Lenders (including legal fees and expenses payable under Section 13.01 and amounts payable under Sections 2.10 and 5.04), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the applicable Secured Creditors in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other applicable Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other applicable Secured Creditors on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

(b) If any Secured Creditor collects or receives any amounts received on account of the Obligations to which it is not entitled under Section 13.17(a) hereof, such Secured Creditor shall hold the same in trust for the applicable Secured Creditors entitled thereto and shall forthwith deliver the same to the Administrative Agent, for the account of such Secured Creditors, to be applied in accordance with Section 13.17(a) hereof, in each case until the prior payment in full in cash of the applicable Obligations of such Secured Creditors.

13.18 Certain Releases. In further consideration of the Lenders’ execution of this Agreement, the Borrower, for itself and on behalf of each Credit Party, unconditionally and irrevocably acquits and fully forever releases and discharges each Lender, the Administrative Agent, the Collateral Agent and all affiliates, partners, subsidiaries, officers, employees, agents, attorneys, principals, directors and shareholders of such Persons, and their respective heirs, legal representatives, successors and assigns (collectively, the “Releasees”) from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which such Credit Party ever had or now has against any of the Releasees and which may have arisen at any time prior to the Effective Date and which were in any manner related to this Agreement, any other Credit Document, any Backstop Commitment Letter, the Lee Support Agreement, the Pulitzer Support Agreement or any related document, instrument or agreement or the enforcement or attempted or threatened enforcement by any of the Releasees of any of their respective rights, remedies or recourse related thereto (collectively, the “Released Claims”). The Borrower, for itself and on behalf of each Credit Party, covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Releasees any action or other proceeding based upon any of the Released Claims.

13.19 The USA PATRIOT Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the USA PATRIOT Act.

13.20 OID. THE LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF SUCH ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THESE LOANS MAY BE OBTAINED BY WRITING TO THE ADMINISTRATIVE AGENT AT THE NOTICE OFFICE.

* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

LEE ENTERPRISES, INCORPORATED

By:	/s/ Carl G. Schmidt
Name:	Carl G. Schmidt
Title:	Vice President, Chief Financial Officer and Treasurer

Address for Notices St. Louis Post-Dispatch LLC 201 N. Harrison Street, Suite 600 Davenport, IA 52801 Attention: Vice President, Chief Financial Officer and Treasurer
Telephone: 563-383-2179 Facsimile: 563-328-4322 Email: carl.schmidt@lee.net

With copy to:	Lane & Waterman LLP
220 N. Main St., Suite 600
Davenport, IA 52801
Attention: C.D. Waterman III
Telephone: 563-333-6608
Facsimile: 563-324-1616
Email: dwaterman@l-wlaw.com

Second Lien Loan Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Joshua G. James
Name:	Joshua G. James
Title:	Banking Officer

Second Lien Loan Agreement

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Edward J. DeSalvio
Name:	Edward J. DeSalvio
Title:	Managing Director

Second Lien Loan Agreement

Carl Marks Strategic Investments, L.P, as a Lender

By:	CMSI GP, LLC
as General Partner

By:	/s/ James F. Wilson
Name:	James F. Wilson
Title:	Managing Member

Second Lien Loan Agreement

J.P. MORGAN WHITEFRIARS INC., as a Lender

By:	/s/ Peter Schoepe
Name:	Peter Schoepe
Title:	Associate

Second Lien Loan Agreement

MUTUAL QUEST FUND, as a Lender
By: Franklin Mutual Advisers, LLC, its investment advisor

By:	/s/ Bradley Takahashi
Name:	Bradley Takahashi
Title:	Vice President

Second Lien Loan Agreement

GOLDMAN SACHS LENDING PARTNERS, LLC, as a Lender

By:	/s/ Ted Goldthorpe
Name:	Ted Goldthorpe
Title:	Authorized Signatory

Second Lien Loan Agreement

MONARCH MASTER FUNDING LTD, as a Lender

By:	Monarch Alternative Capital LP, its Advisor

By:	/s/ Christopher Santana
Name:	Christopher Santana
Title:	Managing Principal

Second Lien Loan Agreement

MUDRICK DISTRESSED OPPORTUNITY FUND GLOBAL, LP, as a Lender

By:	Mudrick Capital Management LP, its investment manager

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	President

Second Lien Loan Agreement

BLACKWELL PARTNERS, LLC, as a Lender

By:	Mudrick Capital Management LP, its investment manager

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	President

Second Lien Loan Agreement

(i)

(ii)

(iii)

(iv)

SCHEDULE I	Lenders; Loans
SCHEDULE II	Lender Addresses
SCHEDULE III	[Intentionally Omitted]
SCHEDULE IV	Plans
SCHEDULE V	Subsidiaries
SCHEDULE VI	Existing Indebtedness
SCHEDULE VII	Insurance
SCHEDULE VIII	Existing Liens
SCHEDULE IX	Existing Investments
SCHEDULE X	Real Property
SCHEDULE XI	Litigation

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Note
EXHIBIT C	[Intentionally Omitted]
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	Form of Effective Date Certificate
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Subsidiaries Guaranty
EXHIBIT H	Form of Intercompany Subordination Agreement
EXHIBIT I-1	Form of Pledge Agreement
EXHIBIT I-2	Form of Security Agreement
EXHIBIT J	Form of Solvency Certificate
EXHIBIT K	Form of Compliance Certificate
EXHIBIT L	Form of Assignment and Assumption Agreement
EXHIBIT M	Form of Intercompany Note
EXHIBIT N-1	Form of Lee Intercreditor Agreement
EXHIBIT N-2	Form of Pulitzer Intercreditor Agreement
EXHIBIT O	Specified Affiliate Activities

(v)

SCHEDULE I

SCHEDULE I

Lenders; Loans1

On file with Administrative Agent

1 All amounts subject to final confirmation.

Schedules to Lee Enterprises, Incorporated

Second Lien Loan Agreement dated as

of January 30, 2012

SCHEDULE II

SCHEDULE II

Lender Addresses

On file with Administrative Agent

The Bank of New York Mellon

Attn: Lindsey A. Bellinger-Haug

BNYM — Trade & Loan Ops

6023 Airport Road

Oriskany, NY 13424

Tel: (315) 765-4104

Fax: (315) 765-4823

Carl Marks Strategic Investments, L.P.

Attn: James F. Wilson, Managing Member

c/o Carl Marks Management Company, LLC

900 Third Avenue 33rd Floor

New York, NY 10022

Tel: (212) 909-8451

Fax: (212) 980-2630

Email: jwilson@carlmarks.com

J.P. Morgan Whitefriars Inc.

Attn: Ryan J. Hanks, Associate

500 Stanton Christiana Road

Newark, DE 19713

Tel: (302) 634-2030

Fax: (214) 291-4363

Email: ryan.j.hanks@jpmorgan.com

Mutual Quest Fund

Attn: Bradley Takahashi

c/o Franklin Mutual Advisers, LLC

101 John F. Kennedy Pkwy

Short Hills, NJ 07078

Tel: (973) 912-2152

Fax: (973) 912-0646

Goldman Sachs Lending Partners LLC

Attn: Scott Bynum

c/o Goldman Sachs & Co.

Bank Loan Trading

200 West Street, 6th Floor

New York, NY 10282

Tel: (212) 902-8060

Fax: (212) 256-5513

Monarch Master Funding Ltd

Attn: Michael Gillin

Monarch Alternative Capital LP

Vice President - Director of Operations

535 Madison Avenue

New York, NY 10022

Tel: (212) 554-1743

Fax: (866) 741-3564

Mudrick Distressed Opportunity Fund Global, LP

c/o Mudrick Capital Management, LP

477 Madison Avenue, 12th Floor

New York, NY 10022

Blackwell Partners, LLC

c/o Mudrick Capital Management, LP

477 Madison Avenue, 12th Floor

New York, NY 10022

Schedules to Lee Enterprises, Incorporated

Second Lien Loan Agreement dated as

of January 30, 2012

SCHEDULE III

SCHEDULE III

[Intentionally Omitted]

Schedules to Lee Enterprises, Incorporated

Second Lien Loan Agreement dated as

of January 30, 2012

SCHEDULE IV

SCHEDULE IV

Plans

1.	Lee Enterprises, Inc Employees’ Retirement Account Plan

2.	Lee Enterprises, Inc Consolidated Retirement Plan

3.	The Joseph Pulitzer Pension Plan

4.	Pension Plan for Employees of Sioux City Newspaper Inc.

Schedules to Lee Enterprises, Incorporated

Second Lien Loan Agreement dated as

of January 30, 2012

SCHEDULE V

SCHEDULE V

Subsidiaries

Subsidiary Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization
Journal-Star Printing Co.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	Nebraska

Accudata, Inc.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	Iowa

INN Partners, L.C.	82.46% subsidiary of Accudata, Inc.[2]	Percentage Membership Interest	Iowa

K. Falls Basin Publishing, Inc. (Inactive)	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	Oregon

Lee Consolidated Holdings Co.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	South Dakota

Lee Publications, Inc.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Class A Common Stock Class B Common Stock	Delaware

Lee Procurement Solutions Co.	100% wholly-owned subsidiary of Lee Publications, Inc.	Common Stock	Iowa

Sioux City Newspapers, Inc.	100% wholly-owned subsidiary of Lee Publications, Inc.	Class A Common Stock Class B Common Stock	Iowa

Pulitzer Inc.	100% wholly-owned subsidiary of Lee Publications, Inc.	Common Stock and Class B Common Preferred Stock	Delaware

Pulitzer Technologies, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware

2 Remaining equity held by non-affiliate individuals.

Schedules to Lee Enterprises, Incorporated

Second Lien Loan Agreement dated as

of January 30, 2012

SCHEDULE V

Subsidiary Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization
St. Louis Post-Dispatch LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware

Fairgrove LLC	100% wholly-owned subsidiary of St. Louis Post-Dispatch LLC	Percentage Membership Interest	Delaware

STL Distribution Services LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware

Star Publishing Company	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Arizona

Suburban Journals of Greater St. Louis LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware

Pulitzer Network Systems LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware

Pulitzer Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware

Flagstaff Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

Hanford Sentinel Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

HomeChoice, LLC	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Percentage Membership Interest	Utah

Kauai Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Napa Valley Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

NVPC LLC	100% wholly-owned subsidiary of Napa Valley Publishing Co.	Percentage Membership Interest	Delaware

NIPC, Inc. f/k/a Northern Illinois Publishing Co., Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

SCHEDULE V

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization
Northern Lakes Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

NLPC LLC	100% wholly-owned subsidiary of Northern Lakes Publishing Co.	Percentage Membership Interest	Delaware

Pantagraph Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

HSTAR LLC	100% wholly-owned subsidiary of Pantagraph Publishing Co.	Percentage Membership Interest	Delaware

Pulitzer Missouri Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Pulitzer Utah Newspapers, Inc. (Inactive)	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Santa Maria Times, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Nevada

SHTP LLC	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Percentage Membership Interest	Delaware

Southwestern Oregon Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Oregon

SOPC LLC	100% wholly-owned subsidiary of Southwestern Oregon Publishing Co.	Percentage Membership Interest	Delaware

Ynez Corporation	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	California

SCHEDULE VI

SCHEDULE VI

Existing Indebtedness

Letters of Credit:

Account Party	Beneficiary	Amount	Issuing Bank	Number	Expiration Date	Evergreen Clause	Standby/ Trade

Lee Enterprises, Incorporated	Nova Information Systems	$62,836	DB	S-17454	03/30/2012	Yes	Standby

Lee Enterprises, Incorporated	The Travelers Indemnity Co.	$1,170,000	DB	S-18252	04/12/2012	Yes	Standby

Lee Enterprises, Incorporated	Sentry Insurance Co.	$1,415,000	DB	S-17568	04/12/2012	Yes	Standby

Lee Enterprises, Incorporated	Sentry Insurance Co.	$2,600,000	DB	S-17148	04/12/2012	Yes	Standby

Lee Enterprises, Incorporated	Safety National Casualty Corp.	$550,000	DB	S-18133	04/12/2012	Yes	Standby

Lee Enterprises, Incorporated	US Bank	$2,500,000	DB	S-18540	02/11/2012	Yes	Standby

Lee Enterprises, Incorporated	Elevon, Inc.	$4,600,000	DB	S-18132	04/12/2012	Yes	Standby

Total Letters of Credit:		$12,897,836

Schedules to Lee Enterprises, Incorporated

Second Lien Loan Agreement dated as

of January 30, 2012

SCHEDULE VI

Bonds:

Safety National Casualty Corp.	$200,000	SIB-761-MO
Safety National Casualty Corp.	$525,000	SIB-2796-MO
Travelers Casualty & Surety Co.	$10,000	104432521
CNA Western Surety Co.	$51,000	Various
Old Republic	$70,000	Various
Travelers Casualty & Surety Co.	$5,000	104886604

Total Bonds	$861,000

St. Louis Post-Dispatch has a capitalized lease as of 9/25/2011 in the amount of $569,839.

SCHEDULE VII

SCHEDULE VII

Insurance

Coverage	Carrier	Policy Number	Liability Limits	Deductible/ Retention
Worker’s Compensation	Sentry 6-1-11 to 6-1-12	a) 90-15331-01 Large Deductible Plan (for all states other than those listed for the Retro Plan) b) 90-15331-02 Retro Plan (for HI, NY, MA, & WI)	-Statutory Coverage -$1,000,000 BI/disease per occurrence -$1,000,000 BI/disease per employee	$250,000/per occurrence

Business Auto	Sentry 6-1-11 to 6-1-12	90-15331-04	$2,000,000 Bodily Injury & Property Damage Per Occurrence	$100,000

			$10,000 per person medical limits

			UI/UIM - only in states where required by law

			Personal Injury Protection – Statutory

Commercial General Liability - Primary Layer	Sentry 6-1-11 to 6-1-12	90-15331-03	$1,000,000 Bodily Injury & Property Damage Per Occurrence	$100,000

			$10,000,000 Bodily Injury & Property Damage Aggregate

			$2,000,000 Product Liability per occurrence

			$1,000,000 Personal & Advertising Liability per occurrence

			$500,000 Damage to Premises Rented

Schedules to Lee Enterprises, Incorporated

Second Lien Loan Agreement dated as

of January 30, 2012

SCHEDULE VII

Coverage	Carrier	Policy Number	Liability Limits	Deductible/ Retention
$10,000 Medical Expense per occurrence

Commercial General Liability - Umbrella Layer	Fireman’s Fund (National Surety corp.) 6-1-11 to 6-1-12	SUO 00048434187	$25,000,000 per occurrence	None

Commercial General Liability - Excess Umbrella Layer	Federal Insurance Co. (Chubb) 6-1-11 to 6-1-12	7982-02-64	$50,000,000 excess over $25,000,000	Underlying policies

International Liability	ACE 6-1-09 to 6-1-12	PHFD67078141	$1,000,000 Bodily Injury & Property Damage Per Occurrence	None

$2,000,000 Bodily Injury & Property Damage Aggregate

$1,000,000 Personal & Advertising Liability per occurrence

$1,000,000 Employment Benefit Liability per occurrence and aggregate

$10,000 Medical Expense per occurrence

Property Insurance	Travelers 6-1-11 to 6-1-12	KTJ-CMB-297T068-8-11	$250,000,000	$50,000

SCHEDULE VII

Coverage	Carrier	Policy Number	Liability Limits	Deductible/ Retention
Earthquake	Mt. Hawley 6-1-11 to 6-1-12	MQE0102805	$5,000,000/per occurrence (in excess of $5,000,000 in property policy)	5% of values with a minimum deductible of 250,000

Directors & Officers Liability - Primary Layer	C.N.A. 6-1-11 to 6-1-12	425143823	$10,000,000 per claim and aggregate per policy period	—$1,000,000 non-indemnifiable —$1,000,000 indemnifiable claims & SEC claims —$1,000,000 indemnifiable other than SEC claims

Directors & Officers Liability - First Umbrella	Federal Insurance (Chubb) 6-1-11 to 6-1-12	8210-1865	10,000,000 excess over 10,000,000	Underlying Coverage

Directors & Officers Liability - Second Umbrella	AXIS Insurance 6-1-11 to 6-1-12	MCN752622/01/2011	10,000,000 excess over 20,000,000	Underlying Coverage

Directors & Officers Liability - Third Umbrella—Side A Only	XL Insurance 6-1-11 to 6-1-12	ELU116952-10	15,000,000 D&O’s only (Side A only)	Underlying Coverage

SCHEDULE VII

Coverage	Carrier	Policy Number	Liability Limits	Deductible/ Retention
Fiduciary	Federal Insurance Company (Chubb) 6-1-11 to 6-1-12	8120-0264	$15,000,000 per claim/per policy period	$50,000 indemnifiable claim

Blanket Crime	Federal Insurance Company (Chubb) 6-1-11 to 6-1-12	8120-0264	$10,000,000 aggregate	$100,000 Employee Theft

			$10,000,000 Money Orders and Counterfeit Fraud	$100,000 Credit Card Forgery

			$10,000,000 Credit Card Fraud	$100,000 Other Coverages

$250,000 Investigative Expense

Kidnap and Ransom	Federal Insurance Company (Chubb) 6-1-09 to 6-1-12	6800-9383	$10,000,000	None

Employed Lawyer	Federal Insurance Company (Chubb) 2-1-11 to 6-1-12	82216655	$3,000,000	None under insuring agmt A and $25,000 under insuring agmt B

SCHEDULE VII

Coverage	Carrier	Policy Number	Liability Limits	Deductible/ Retention
Media Liability	Mutual Insurance Co. 6-1-11 to 6-1-12	Certificates of Indemnity 0605-06067-10	$15,000,000/per event	A) Lee: $250,000 per event for daily newspapers; $150,000 per event for weekly newspapers B) Madison: $50,000 per event C) Unlimited Aggregate

	Mutual Insurance Co. 6-1-11 to 6-1-12	Certificates of Indemnity 0605-06067-10 (Lloyd’s of London Excess Certificate No. N10QA091519)	$10,000,000 in excess of 15,000,000; $50,000,000 aggregate	Underlying coverage; includes Madison

Cyber Liablity	Mutual Insurance Co. 6-1-11 to 6-1-12	Certificates of Indemnity 0605-06067-10	$10,000,000/per event; $10,000,000 Aggregate	$250,000 per event

Travel & Accident	Life Ins. Co. of North America 3-1-10 to 3-1-13	ABL-627150	$2,000,000 aggregate	None

Class 1: $150,000 BOD/Exec.

Class 2: $100,000 Publishers, CRP Directors, & CRP Employees

Class 3: $100,000 Pilots

Class 4: $ 75,000 All other employees

SCHEDULE VII

Coverage	Carrier	Policy Number	Liability Limits	Deductible/ Retention
Flood - Quad City Times, Davenport, IA	Hartford Fire Insurance Company 9-15-11 to 9-15-12	99011640472011	$500,000 Building $500,000 Contents	$500 Building $500 Contents

Flood - The Missoulian, Missoula, MT	Selective Insurance Company of America 12-23-10 to 12-23-11	FLD1297459	$500,000 Building $500,000 Contents	$500 Building $500 Contents

Flood - Townnews, Moline, IL	Fidelity National Property & Casualty 1-8-11 to 1-8-12	12440010892701	$250,000 Contents	$50,000 Contents

Flood - The World, Coos Bay, OR	American Bankers Ins. Co. of Florida 11-30-10 to 11-30-11 (Coos Bay, OR)	2012080200	$500,000 Building $500,000 Contents	$5,000 Building $5,000 Contents

Pollution Liability	Allied World Assurance 12-20-10 to 12-20-13	0306-1950	$ 5,000,000 Each Incident $10,000,000 Aggregate	$100,000 each incident

SCHEDULE VIII

SCHEDULE VIII

Existing Liens

Debtor	Secured Party	Jurisdiction	File Date and File Number	Collateral (Summary)	Termination Date
Lee Enterprises, Incorporated	Canon Financial Services	Delaware	03/02/2007 2007 70796945	All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles and account receivable with respect to said equipment, and all replacements of, additions to, substitutions for and proceeds of the foregoing. Lease # 004-0067666-007	03/02/2012

Lee Enterprises, Incorporated	Canon Financial Services	Delaware	05/04/2007 2007 71700425	All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles and account receivable with respect to said equipment, and all replacements of, additions to, substitutions for and proceeds of the foregoing. Lease # 001-0227952-008; 001-0227952-009	05/04/2012

Lee Enterprises, Incorporated	Eastman Kodak Company	Delaware	09/17/2007 2007 73506580	The above equipment is at Debtors location for and is owned by Secured Party KY0561522 WISC 54” Preheat Mini-hood KY 0408369 Quartz CTP1250 Processor (R) KY0569939 WIS 54 94/126 PH/HD Oven-S (R)	09/17/2012

Lee Enterprises, Incorporated	GFC Leasing	Delaware	02/13/2009 2009 90490117 Amend. 01/29/2010 2010 00334874 Amend. 01/18/2011 2011 10185937

MZR02237/S7800 Canon LaserCLASS 830I Fax w/Accessories

CXT00651/S8465 Canon ImageRunner 5055 Copier w/Accessories

MZR06036/T9753 Canon LaserCLASS 830I Fax w/Accessories

GBK01560/V6696 Canon IR ADV 8095 Copier w/Accessories

02/13/2014

Lee Enterprises, Incorporated	GreatAmerica Leasing Corporation	Delaware	01/25/2010 2010 00259360	Various Canon Copiers, Printers and Fax Machines and all products, proceeds and attachments. Transaction intended to be a Lease.	01/25/2015

Schedules to Lee Enterprises, Incorporated

Second Lien Loan Agreement dated as

of January 30, 2012

SCHEDULE VIII

Debtor	Secured Party	Jurisdiction	File Date and File Number	Collateral (Summary)	Termination Date
equipment.

Lee Enterprises, Incorporated	GFC Leasing	Delaware	02/18/2010 2010 00540736	DZA06830/T9430 Canon ImageRunner 5050N Copier w/Accessories GQM01178/T9432 Canon ImageRunner C5051 Base Copier w/Accessories	02/18/2015

Lee Enterprises, Incorporated	U.S. Bancorp Equipment Finance, Inc.	Delaware	06/23/2011 2011 2422924	For Informational Purposes Only: 1 950 A0Y501100330; 1 950 A0For Informational Purposes Only: 1 950 A0Y501100330; 1 950 A05011000509; 1 LU 408 LG Capacity Tray A097WY1050016; 1 LU Capacity Tray A0Y7WY1050428; 1 FS 611 Saddle Finisher A10VWY1003139; 1 C7000 A1DU011000436; 1 PF 602 Paper Feed Unit A0U4WY1005279; 1 PF 602 Paper Feed Unit A0U4WY1005546; 1 FS 612 Booklet Finisher A1TVWY1000058; 1 IC 413 Fiery Internal Controller A3JRWY100358; 1 IC 413 Fiery Internal Controller A3JRWY10000851; 1 ESP PT-80-120TM-L830 Power Filter; 1 ESP PT-80-120TM Power Filter; 1 FS 612 Booklet Finisher A1TVWY1001377; 1 RU 509 Relay Buffer Pass Unit A2A2W11000421; 1 RU 509 Relay Buffer Pass Unit A2A2W11000501; 1 HD 514 HDD Kit; 1 HD 514 HDD Kit	06/23/2016

Lee Enterprises, Incorporated	Ikon Financial SVCS	Iowa	02/23/2011 X11005122-6	All equipment now or hereafter leased in an equipment leasing transaction with that certain Master Agreement No. —, CUSTOMER: 1084130 RIPROC720S ZZTL INLINUV CONX-1810, Product Schedule No./Agreement No. 2682109 (“Lease”), as amended from time to time, between IOS Capital LLC as Lessor and the above referenced Lessee/Debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from.	02/23/2016

Lee Publications, Inc.	Key Equipment Finance, A Division of Key Corporation Capital Inc.	Delaware	09/29/2003 32625179 Cont. 06/20/2008 82124467	All Debtor’s right, title and interest, now owned or hereafter acquired in and to the following described equipment, together with any and all (1) substitutions, replacements or exchanges therefor (2) replacement parts, additions, attachments and accessories incorporated therein or affixed thereto, or use din connection therewith, and (3) proceeds thereof (cash and non-cash), including insurance proceeds and claims of Debtor against third parties for loss, damage or destruction thereof: 1 RICOH AFICIO 6513 Copier, 1 RICOH AFICIO 1027, 1 RICOH AFICIO 2035SP and related equipment. Debtor has no right to dispose of said	09/29/2013

SCHEDULE VIII

Debtor	Secured Party	Jurisdiction	File Date and File Number	Collateral (Summary)	Termination Date
equipment

Lee Publications, Inc.	Marlin Leasing Corp. (removed 01/13/2010) Marlin Business Bank (added 01/13/2010)	Delaware	05/27/2008 81802907 Amend. 01/13/2010 00122246	(1) Kirk-Rudy Net Jet System, S/N 0803-07192, and all replacements, substitutions, accessions, add-ons, and all proceeds and accounts of the debtor arising out of or related to the foregoing. Lease is a True Lease.	05/27/2013

Lee Publications, Inc.	Advantage Financial Services	Delaware	02/17/2011 10592306	VOIP Phone system and all products, proceeds and attachments	02/17/2016

SCHEDULE IX

SCHEDULE IX

Existing Investments

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
Lee Enterprises, Incorporated

	Journal-Star Printing Co.	Corporation	1,000 (100%)

	Accudata, Inc.	Corporation	1,000 (100%)

	K. Falls Basin Publishing, Inc.	Corporation	666 2/3 (100%)

	Lee Consolidated Holdings Co.	Corporation	250 (100%)

	Lee Publications, Inc.	Corporation	Class A Common 157,149 (100%) Class B Common 17,415 (100%)

	Madison Newspapers, Inc. d/b/a Capital Newspapers	Corporation	50%

	The Capital Times Company	Corporation	17% (Non-Voting) 415 Shares (Voting) (<50%)

	ThePort Network, Inc.	Corporation	1,666,667 Series A Preferred (<50%)

	ThePort Network, Inc.	Corporation	3,030,303 Series B Preferred (<50%)

	TPC at Deere Run	Corporation	De Minimis

Lee Publications, Inc.

	Lee Procurement Solutions Co.	Corporation	50,000 (100%)

	Sioux City Newspapers, Inc.	Corporation	Class A Common 7,272 Class B Common 7,575 (100%)

Schedules to Lee Enterprises, Incorporated

Second Lien Loan Agreement dated as

of January 30, 2012

SCHEDULE IX

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
	Pulitzer Inc.	Corporation	1,000 (100%)

Accudata, Inc.

	INN Partners, L.C.	Limited Liability Company	82.46%

	Community Distribution Partners, LLC	Limited Liability Company	50%

Townnews.com (to be reissued to INN Partners, L.C.)

	RealMatch, LTD.	Israeli Private Company	184,236

	RealMatch, LTD.	Israeli Private Company	27,779

Pulitzer Inc.

	Pulitzer Technologies, Inc.	Corporation	500(100%)

	St. Louis Post-Dispatch LLC	Limited Liability Company	98.95%

	STL Distribution Services LLC	Limited Liability Company	98.95%

	Pulitzer Newspapers, Inc.	Corporation	9.3(100%)

	Suburban Journals of Greater St. Louis LLC	Limited Liability Company	100%

	Pulitzer Network Systems LLC	Limited Liability Company	100%

	Star Publishing Company	Corporation	100%

	Sandler Capital Partners IV, L.P.	Limited Partnership	<50%

	Sandler Capital Partners, IV FTE, L.P.	Limited Partnership	<50%

	Sandler Capital Partners V, L.P.	Limited Partnership	<50%

	Sandler Capital Partners V FTE, L.P.	Limited Partnership	<50%

	Sandler Capital Partners V Germany, L.P.	Limited Partnership	<50%

	21st Century Communications Partners, L.P.	Limited Partnership	<50%

SCHEDULE IX

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
	21st Century Communications T-E Partners, L.P.	Limited Partnership	<50%

	21st Century Communications Foreign Partners, L.P.	Limited Partnership	<50%

	St. Louis Equity Funds, L.P.	Limited Partnership	<50%

	Media Brands, L.L.C.	Limited Liability Company	439,000 (<50%)

Pulitzer Newspapers, Inc.

	SHTP LLC	Limited Liability Company	100%

	HomeChoice, LLC	Limited Liability Company	100%

	Flagstaff Publishing Co.	Corporation	1,875(100%)

	Hanford Sentinel Inc.	Corporation	4,200(100%)

	Kauai Publishing Co.	Corporation	4,300(100%)

	NIPC, Inc. (f/k/a Northern Illinois Publishing Co.)	Corporation	797(100%)

	Santa Maria Times, Inc.	Corporation	4,950(100%)

	Ynez Corporation	Corporation	90(100%)

	Pulitzer Utah Newspapers, Inc.	Corporation	100(100%)

	Napa Valley Publishing Co.	Corporation	8,000(100%)

	Northern Lakes Publishing Co.	Corporation	2,300(100%)

	Pantagraph Publishing Co.	Corporation	100(100%)

	Southwestern Oregon Publishing Co.	Corporation	11,960(100%)

	Pulitzer Missouri Newspapers, Inc.	Corporation	48,504(100%)

St. Louis Post-Dispatch LLC

	Fairgrove LLC	Limited Liability Company	100%

Pulitzer Technologies, Inc.

	STL Distribution Services LLC	Limited Liability Company	1.05%

SCHEDULE IX

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
	St. Louis Post-Dispatch LLC	Limited Liability Company	1.05%

Napa Valley Publishing Co.

	NVPC LLC	Limited Liability Company	100%

Northern Lakes Publishing Co.

	NLPC LLC	Limited Liability Company	100%

Pantagraph Publishing Co.

	HSTAR LLC	Limited Liability Company	100%

Southwestern Oregon Publishing Co.

	SOPC LLC	Limited Liability Company	100%

Star Publishing Company

	TNI Partners	General Partnership	50%

SCHEDULE X

SCHEDULE X

PART A

Real Property

Owner	Address:	County:
Lee Enterprises, Incorporated	401 N Broadway Billings MT	Yellowstone

Lee Enterprises, Incorporated	710 N Illinois Ave Carbondale IL	Jackson

Lee Enterprises, Incorporated*	2222 Washington St Helena MT*	Lewis and Clark*

Journal-Star Printing Co	900 Q St Lincoln NE	Lancaster

Lee Enterprises, Incorporated	500 E Third St Davenport IA	Scott

Lee Enterprises, Incorporated	212 4th St Racine WI	Racine

Lee Publications, Inc.	170 Star Lane Casper WY	Natrona

Lee Publications, Inc.	770 11th Ave Longview WA	Cowlitz

Lee Publications, Inc.	120 Limestone St Maysville KY	Mason

Lee Publications, Inc.	601 W 45th Ave Munster IN	Lake

Lee Publications, Inc.	207 E Pennsylvania Ave Escondido CA	San Diego

Lee Publications, Inc.	515 Pavonia Sioux City IA	Woodbury

St. Louis Post-Dispatch LLC and STL Distribution Services LLC**	900 N Tucker Blvd, St Louis MO (includes parking lots on Martin Luther Dr, Cole, N Tucker and N 13th St)**	St. Louis**

St. Louis Post-Dispatch LLC	11700 Dunlap Industrial Blvd, Maryland Heights MO	St. Louis

* Note that the Real Property located at 2222 Washington St., Helena, Montana is a mortgage of a leasehold interest in the real estate and owned improvements.

** a parking lot in 900 N Tucker Blvd, St. Louis MO is held for sale.

PART B

Excluded Real Property

This Part B shall include the Excluded Real Property and the following property held for sale

Lee Publications, Inc.	1722 S Coast Highway Oceanside CA	San Diego

St. Louis Post-Dispatch LLC and STL Distribution Services C**	1326 and 1330 Dr. Martin Luther King Drive, St. Louis MO **	St. Louis**

Schedules to Lee Enterprises, Incorporated

Second Lien Loan Agreement dated as

of January 30, 2012

SCHEDULE XI

SCHEDULE XI

Litigation

In 2008, a group of newspaper carriers filed a lawsuit against Lee Publications, Inc. (“Lee Publications”), which is currently pending in the United States District Court for the Southern District of California (the “California Litigation”), in which the plaintiffs claimed to be employees of Lee Publications and not independent contractors. The plaintiffs seek relief related to alleged violations of various employment-based statutes, and request punitive damages and attorneys’ fees. In July 2010, the trial court granted the plaintiffs’ petition for class certification. Lee Publications filed an interlocutory appeal, which was denied. After concluding discovery, Lee Publications filed a motion to reverse the class certification ruling. This motion is currently pending before the trial court. Lee Publications denies the allegations of employee status, consistent with its past practices and industry practices, and intends to vigorously contest the action, which is not covered by insurance.

In 2009, the Graphic Communications Union filed a lawsuit against PD LLC in the United States District Court for the Eastern District of Missouri (the “Pressmen Litigation”). In the Pressmen Litigation, the Graphic Communications Union sought to compel PD LLC to participate in arbitration under the union contract after PD LLC increased retiree premium cost for those under age 65 and eliminated coverage for those 65 and older. The trial court dismissed the second amended complaint, and the Graphic Communications Union appealed. The Eighth Circuit Court of Appeals court ruled in favor of PD LLC in May 2011. To date, the Graphic Communications Union has taken no further action in this matter.

In 2009 and 2011, the St. Louis Newspaper Guild filed three separate lawsuits against PD LLC in the Eastern District of Missouri. In these cases, the St. Louis Newspaper Guild sought to compel PD LLC to participate in arbitration under two different union contracts regarding changes made by PD LLC to retiree medical benefits. Two cases involving the same union contract were consolidated into one lawsuit, in which the trial court judge granted the St. Louis Newspaper Guild’s motion for summary judgment and ordered arbitration. PD LLC successfully appealed that decision, and the appellate court remanded the matter back to the trial court. Lee Enterprises then filed class action lawsuits under both union contracts at issue (collectively with the lawsuits initially filed by the St. Louis Newspaper Guild, the “Newspaper Guild Litigation”), seeking a declaratory judgment that the medical benefit rights were not vested under those contracts and that PD LLC had the right to change the retiree benefits without arbitration. The Newspaper Guild Litigation is now currently pending in two consolidated cases before one judge in the Eastern District of Missouri.

On September 28, 2011, the Communication Workers Union filed a lawsuit against PD LLC in the Eastern District of Missouri (the “CWU Litigation” and, together with the Pressmen Litigation and the Newspaper Guild Litigation, the “Retiree Cases”), in which plaintiff seeks to compel PD LLC to participate in arbitration under the union contract after PD LLC increased retiree premium cost for those under age 65 and eliminated coverage for those 65 and older. The matter is currently before the Eastern District of Missouri.

SCHEDULE XI

The description of litigation set forth in this section is not, and is not intended to be, a comprehensive list of all claims and actions involving the Prospective Debtors and specifically excludes, among others, administrative actions and workers compensation actions. Inclusion of the California Litigation and Retiree Cases in this section is for disclosure purposes only and is not an admission, and is not intended to be an admission, of liability with respect to any claim alleged in those actions.

EXHIBIT A

TO SECOND LIEN LOAN AGREEMENT

FORM OF

NOTICE OF BORROWING

[DATE]

Wilmington Trust, National Association, as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Loan Agreement referred to below

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Phone: (612) 217-5637

Fax: (612) 217-5651

Email: jjames@WilmingtonTrust.com

Attn: Josh James

Ladies and Gentlemen:

The undersigned, Lee Enterprises, Incorporated, a Delaware corporation (the “Borrower”), refers to the Second Lien Loan Agreement, dated as of on or about the date hereof (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”; the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Loan Agreement, that the undersigned hereby requests the Borrowing under the Loan Agreement (herein, the “Proposed Borrowing”), and in that connection sets forth below the information required by Section 2.03 of the Loan Agreement:

(i) The Business Day of the Proposed Borrowing is [DATE].

(ii) The aggregate principal amount of the Proposed Borrowing is $[__].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) all of the conditions precedent to the Effective Date set forth in Section 6 of the Loan Agreement shall have been satisfied (or waived in accordance with the terms of the Loan Agreement, including with the prior written consent of each Backstop Party);

(B) the representations and warranties contained in the Loan Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(C) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing.

Very truly yours, LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

A-2

EXHIBIT B

TO SECOND LIEN LOAN AGREEMENT

FORM OF

NOTE

$	New York, New York
,

FOR VALUE RECEIVED, LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the “Borrower”), hereby promises to pay to              or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (such term and all other capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement referred to below) initially located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Wilmington Trust Loan Agency Group, on the Maturity Date the principal sum of              DOLLARS ($            ) or, if less, the unpaid principal amount of all Loans made by the Lender pursuant to the Loan Agreement, payable at such times and in such amounts as are specified in the Loan Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Loan Agreement.

This Note is one of the Notes referred to in the Second Lien Loan Agreement, dated as of January 30, 2012 among the Borrower, the lenders from time to time party thereto (including the Lender), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Wilmington Trust, National Association, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”), and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Subsidiaries Guaranty. As and to the extent provided in the Loan Agreement, this Note is subject to voluntary prepayment (in whole or in part) on or after the first anniversary of the Effective Date, subject to the provisions of Section 4.02 of the Loan Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

EXHIBIT C

TO SECOND LIEN LOAN AGREEMENT

[Intentionally Omitted]

EXHIBIT D

TO SECOND LIEN LOAN AGREEMENT

(Non-Partnerships)

FORM OF

SECTION 5.04(b)(ii) CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Loan Agreement, dated as of January 30, 2012 among Lee Enterprises, Incorporated, the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Wilmington Trust, National Association, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”). Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Pursuant to the provisions of Section 5.04(b)(ii) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     ,

EXHIBIT D

TO SECOND LIEN LOAN AGREEMENT

(Partnerships)

FORM OF

SECTION 5.04(b)(ii) CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Loan Agreement, dated as of [                    ], among Lee Enterprises, Incorporated, the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Wilmington Trust, National Association, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”). Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Pursuant to the provisions of Section 5.04(b)(ii) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     ,

EXHIBIT E

TO SECOND LIEN LOAN AGREEMENT

FORM OF

EFFECTIVE DATE CERTIFICATE

[DATE]

This Effective Date Certificate (this “Certificate”) is furnished pursuant to Section 6.05 of the Second Lien Loan Agreement, dated as of January 30, 2012 among [Lee Enterprises, Incorporated] [the Company], the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Wilmington Trust, National Association, as Administrative Agent (such Loan Agreement, as in effect on the date of this Certificate, being herein called the “Loan Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Loan Agreement.

The undersigned hereby certifies, represents and warrants, for and on behalf of the Borrower, that, as of the Effective Date:

1. Authority. The undersigned is an Authorized Officer of the Borrower and, in such capacity, is authorized and empowered to execute this Certificate on behalf of the Borrower.

2. Shareholders’ Agreements. Attached hereto as Annex I are true and correct copies of all Shareholders’ Agreements of the Borrower and its Subsidiaries required to be delivered to the Administrative Agent pursuant to Section 6.05(i) of the Loan Agreement.

3. Tax Sharing Agreements. Attached hereto as Annex II are true and correct copies of all Tax Sharing Agreements of the Borrower and its Subsidiaries required to be delivered to the Administrative Agent pursuant to Section 6.05(ii) of the Loan Agreement.

4. Existing Indebtedness Agreements. Attached hereto as Annex III are true and correct copies of all Existing Indebtedness Agreements of the Borrower and its Subsidiaries required to be delivered to the Administrative Agent pursuant to Section 6.05(iii) of the Loan Agreement.

5. Redemption Agreement. Attached hereto as Annex IV is a true and correct copy of the Redemption Agreement.

6. IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered, and the certifications, representations and warranties contained herein to be made, by its Authorized Officer as of the date hereof.

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

EXHIBIT F

TO SECOND LIEN LOAN AGREEMENT

FORM OF

OFFICER CERTIFICATE

I, the undersigned, [Chairman/Chief Executive Officer/President/Vice-President] of [Name of Credit Party], a [corporation] organized and existing under the laws of the State of [            ] (the “Company”), [which corporation constitutes the general partner of             , a              [general] [limited] partnership (the “Partnership”),] [which corporation constitutes the managing member of             , a              limited liability company (the “Limited Liability Company”),] do hereby certify, solely in my capacity as an Authorized Officer of the Company and not in my individual capacity, on behalf of the Company[, as the general partner of the Partnership] [, as the managing member of the Limited Liability Company], that:

1. This Certificate is furnished pursuant to (i) the Exit Credit Agreement, dated as of January [30], 2012, among Lee Enterprises, Incorporated, the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”), and (ii) the Second Lien Loan Agreement, dated as of January 30, 2012, among [Lee Enterprises, Incorporated] [the Company], the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Wilmington Trust, National Association, as Administrative Agent (such Loan Agreement, as in effect on the date of this Certificate, being herein called the “Loan Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Loan Agreement.

2. The following named individuals are duly elected or appointed officers of the Company, and each holds the office of the Company set forth opposite such individual’s name. The signature written opposite the name and title of each such officer is such officer’s genuine signature.

Name[1]	Office	Signature

[1]

Include name, office and signature of each officer who will sign any Credit Document on behalf of the Company, including the officer who will sign the certification at the end of this Certificate or related documentation.

3. Formation of the Limited Liability Company], as filed in the [Office of the Secretary of State] of the State of [            ] on [                     ,             ], together with all amendments thereto adopted through the date hereof.

4. Attached hereto as Exhibit B is a [true and correct copy of the By-Laws of the Company which were duly adopted and are in full force and effect on the date hereof], [certified copy of the [Partnership Agreement of the Partnership] [Limited Liability Company Agreement of the Limited Liability Company] [, as filed in the office of the Secretary of State of the State of [            ] on [                     ,             ]], together with all amendments thereto adopted through the date hereof.

5. Attached hereto as Exhibit C is a true and correct copy of resolutions which were duly adopted on                      ,              [by unanimous written consent of the Board of Directors of the Company] [by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Exhibit C, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any of the Credit Documents to which the Company[, as the general partner of the Partnership,] [, as the managing member of the Limited Liability Company,] is a party or the transactions contemplated thereby.

6. Attached hereto as Exhibit D is a true and complete copy of a “good standing” certificate (or equivalent) in respect of the Company issued as of a recent date by the Secretary of State or other appropriate governmental authority of the Company’s jurisdiction of organization.

7. On the date hereof, all of the conditions set forth in Sections 6.06, 6.07, 6.08 and 6.18 of the Loan Agreement have been satisfied.

8. On the date hereof, all representations and warranties of the Company or any of its Subsidiaries contained in the Loan Agreement, in the other Credit Documents, the First Lien Credit Documents, the Pulitzer Debt Documents, each Backstop Commitment Letter, the Lee Support Agreement and the Pulitzer Support Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof, both before and after giving effect to the transactions contemplated to occur on the Effective Date, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

9. On the date hereof, no Default or Event of Default has occurred and is continuing or would result from any Credit Event (as such term is defined in the Credit Agreement) to occur on the date hereof, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

10. There is no pending proceeding for the dissolution or liquidation of [the Company] [and/or the [Partnership] [Limited Liability Company]] or, to the knowledge of the undersigned, threatening its existence.

IN WITNESS WHEREOF, I have hereunto set my hand this      day of                 ,         .

[NAME OF CREDIT PARTY]

By:
Name:
Title:

I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company [, as general partner of the Partnership,] [, as the managing member of the Limited Liability Company,] that:

1. [Name of Person making above certifications] is the duly elected and qualified [Chairman/Chief Executive Officer/President/Vice-President] of the Company and the signature above is such person’s genuine signature.

2. The certifications made by [name of person making above certifications] on behalf of the Company in Items 2, 3, 4, 5 and 6 above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand this      day of                 ,         .

[NAME OF CREDIT PARTY]

By:
Name:
Title:

EXHIBIT G

TO SECOND LIEN LOAN AGREEMENT

FORM OF

SUBSIDIARIES GUARANTY

SUBSIDIARIES GUARANTY (as amended, modified, restated and/or supplemented from time to time, this “Guaranty”), dated as of [                ], made by and among each of the undersigned guarantors (each, a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 22 hereof, collectively, the “Guarantors”) in favor of Wilmington Trust, National Association, as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Loan Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Lee Enterprises, Incorporated (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and the Administrative Agent have entered into a Second Lien Loan Agreement, dated as of January 30, 2012, (as amended, modified, restated and/or supplemented from time to time, the “Loan Agreement”), providing for the making and continuation of Loans to the Borrower, as contemplated therein (the Lenders, the Administrative Agent and the Collateral Agent are herein called the “Secured Creditors”);

WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Borrower;

WHEREAS, it is a condition precedent to the making and continuation of Loans to the Borrower under the Loan Agreement that each Guarantor shall have executed and delivered to the Administrative Agent this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the incurrence and continuation of Loans by the Borrower under the Loan Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make (or be deemed to have made) and continue Loans to the Borrower.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Secured Creditors as follows:

1. Guaranty. (a) Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety to the Secured Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise), subject to any applicable grace periods set forth in the Credit Documents, of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under the Loan Agreement, and (y) all other obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Secured Creditors under each Credit Document to which the Borrower is a party (including, without limitation, indemnities, Fees and interest thereon (including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Loan Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with each such Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions, covenants and agreements contained in all such Credit Documents (all such principal, premium, interest, liabilities, indebtedness and obligations under this clause being herein collectively called the “Guaranteed Obligations”).

(b) Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor or the Borrower, or against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. This Guaranty is a guaranty of prompt payment and performance and not of collection.

Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 11.05 of the Loan Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand.

2. Liability of Guarantors Absolute. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the Borrower or any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Creditors as contemplated in Section 5 hereof or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor.

3. Obligations of Guarantors Independent. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower be joined in any such action or actions. Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

4. Waivers by Guarantors. (a) Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor or the Borrower) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

(b) Each Guarantor waives any right to require the Secured Creditors to: (i) proceed against the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, other than payment in full in cash of the Guaranteed Obligations. The Secured Creditors may, at their election and in accordance with the applicable Intercreditor Agreement, foreclose on any collateral serving as security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the Borrower or any other party or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against the Borrower, any other guarantor of the Guaranteed Obligations or any other party or any security.

(c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Borrower’s, and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Borrower and each other Guarantor on an ongoing basis information relating thereto and the Borrower’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that (x) the Secured Creditors shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Borrower or any other Guarantor that might become known to any Secured Creditor at any time, whether or not such Secured Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (y) the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

(d) Each Guarantor hereby acknowledges and agrees that no Secured Creditor nor any other Person shall be under any obligation (a) to marshal any assets in favor of such Guarantor or the obligation of such Guarantor hereunder or (b) to pursue any other remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

(e) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5. Rights Of Secured Creditors. Subject to Sections 4 and 13 hereof, any Secured Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party, any Subsidiary thereof, any other guarantor of the Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, Guarantors, other guarantors, the Borrower or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower other than the Secured Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Creditors regardless of what liabilities of the Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, any of the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Credit Documents or any of such other instruments or agreements;

(h) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guaranty; and/or

(i) take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Credit Documents or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Guaranteed Obligations.

6. Continuing Guaranty. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. Subordination of Indebtedness held by Guarantors. Any indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of the Borrower to the Secured Creditors; and such indebtedness of the Borrower to any Guarantor, if the Administrative Agent or the Collateral Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the indebtedness of the Borrower to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Secured Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or, if the Credit Documents do not provide for the application of such amount, to be held by the Secured Creditors as collateral security for any Guaranteed Obligations thereafter existing.

8. Guaranty Enforceable by Administrative Agent or Collateral Agent. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Secured Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders, and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder). It is understood and agreed that the agreement in this Section 8 is among and solely for the benefit of the Secured Creditors and that, if the Required Lenders agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Secured Creditor.

9. Representations, Warranties and Covenants of Guarantors. In order to induce the Lenders to make (or be deemed to have made) loans to the Borrower pursuant to the Loan Agreement, each Guarantor (or, in the case of clause (i) below, each Guarantor that is a Pulitzer Entity) represents, warrants and covenants that:

(a) such Guarantor (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification, except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b) such Guarantor has the Company power and authority to execute, deliver and perform the terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance by it of this Guaranty and each such other Credit Document;

(c) such Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party, and this Guaranty and each such other Credit Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(d) neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, loan agreement, credit agreement, notes agreement, guaranty agreement, or any other material agreement, contract or instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) violate any provision of the certificate or articles of incorporation, by-laws, partnership agreement or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Guarantor or any of its Subsidiaries;

(e) no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date when required and which remain in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty by such Guarantor or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Credit Document to which such Guarantor is a party;

(f) there are no actions, suits or proceedings pending or, to such Guarantor’s knowledge, threatened (i) with respect to this Guaranty or any other Credit Document to which such Guarantor is a party or (ii) with respect to such Guarantor or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(g) until such time as no Note remains outstanding and all Guaranteed Obligations have been paid in full (other than indemnities described in Section 13.01 of the Loan Agreement and analogous provisions in the Pledge Agreement or the Security Agreement which are not then due and payable), such Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Sections 9 and 10 of the Loan Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Sections 9 and 10 of the Loan Agreement, and so that no Default or Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries;

(h) an executed (or conformed) copy of each of the Credit Documents has been made available to a senior officer and an authorized officer of each Guarantor and each such officer is familiar with the contents thereof; and

(i) on the date hereof, all representations and warranties of the Pulitzer Entities contained in the Pulitzer Debt Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof, both before and after giving effect to the transactions contemplated to occur on the Effective Date and the application of the proceeds of the Loans (unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date), and all such representations and warranties are hereby made to and in favor of the Secured Creditors as if the same were set out herein in full, mutatis mutandis.

10. Expenses. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of the Collateral Agent, the Administrative Agent and each other Secured Creditor in connection with the enforcement of this Guaranty and the protection of the Secured Creditors’ rights hereunder and any amendment, waiver or consent relating hereto (including, in each case, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) employed by the Collateral Agent, the Administrative Agent and each other Secured Creditor).

11. Benefit and binding effect. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.

12. Amendments; Waivers. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of the Required Lenders (or such other Lenders (or number or percentage thereof) as shall be necessary under Section 13.12(a) of the Loan Agreement) at all times prior to the time at which all Guaranteed Obligations have been paid in full.

13. Set off. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Secured Creditor (by its acceptance of the benefits hereof) acknowledges and agrees that the provisions of this Section 13 are subject to the sharing provisions set forth in Section 13.06 of the Loan Agreement.

14. Notice. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent or any Guarantor shall not be effective until received by the Administrative Agent or such Guarantor, as the case may be. All notices and other communications shall be in writing and addressed to such party (i) in the case of any Secured Creditor, as provided in the Loan Agreement, and (ii) in the case of any Guarantor, at its address set forth opposite its signature below.

15. Reinstatement. If any claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or any other instrument evidencing any liability of the Borrower and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

16. CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which any Guarantor is a party may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case located within the County of New York, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the personal jurisdiction of the aforesaid courts. Each Guarantor hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Guarantor, and agrees not to plead or claim, in any legal action or proceeding with respect to this Guaranty or any other Credit Document to which such Guarantor is a party brought in any of the aforesaid courts, that any such court lacks personal jurisdiction over such Guarantor. Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Guarantor at its address set forth opposite its signature below, such service to become effective 30 days after such mailing. Each Guarantor hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which such Guarantor is a party that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any of the Secured Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

(b) Each Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document to which such Guarantor is a party brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH GUARANTOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS TO WHICH SUCH GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

17. Release of Guarantors. (a) In the event that all of the Equity Interests of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 10.02 of the Loan Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or such other Lenders (or number or percentage thereof) as shall be necessary under Section 13.12(a) of the Loan Agreement) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Loan Agreement, to the extent applicable, such Guarantor shall, upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to the Borrower or another Subsidiary thereof), be released from this Guaranty automatically and without further action and this Guaranty shall, as to each Guarantor, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the Equity Interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 17(a)).

(b) Upon the payment in full of all Guaranteed Obligations and the termination of the Loan Agreement, the Guarantors shall be released from this Guaranty automatically and without further action and this Guaranty shall, as to each Guarantor, terminate, and have no further force or effect.

18. Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations. As used in this Section 18: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each

Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty on such date). Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

19. Limitation on Guaranteed Obligations. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar federal or state law. To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

20. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

21. Payments. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Sections 5.03 and 5.04 of the Loan Agreement.

22. Additional Guarantors. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Loan Agreement shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof to the Administrative Agent or executing a joinder agreement and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance satisfactory to) the Administrative Agent and (y) taking all actions as specified in this Guaranty as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case with all documents required above to be delivered to the Administrative Agent with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent.

23. Headings descriptive. The headings of the several sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be executed and delivered as of the date first above written.

Address:

[c/o Lee Enterprises, Incorporated	ACCUDATA, INC.,
201 North Harrison Street, Suite 600	as a Guarantor
Davenport, Iowa 52801
Attention: Chief Financial Officer
Tel: (563) 383-2179	By:
Fax: (563) 327-2600	Title:

c/o Lee Enterprises, Incorporated	INN PARTNERS, L.C.,
201 North Harrison Street, Suite 600	as a Guarantor
Davenport, Iowa 52801
Attention: Chief Financial Officer
Tel: (563) 383-2179	By:
Fax: (563) 327-2600	Title:

c/o Lee Enterprises, Incorporated	JOURNAL – STAR PRINTING CO.,
201 North Harrison Street, Suite 600	as a Guarantor
Davenport, Iowa 52801
Attention: Chief Financial Officer
Tel: (563) 383-2179	By:
Fax: (563) 327-2600	Title:

c/o Lee Enterprises, Incorporated	K. FALLS BASIN PUBLISHING, INC.,
201 North Harrison Street, Suite 600	as a Guarantor
Davenport, Iowa 52801
Attention: Chief Financial Officer
Tel: (563) 383-2179	By:
Fax: (563) 327-2600	Title:

c/o Lee Enterprises, Incorporated	LEE CONSOLIDATED HOLDINGS CO.,
201 North Harrison Street, Suite 600	as a Guarantor
Davenport, Iowa 52801

Attention: Chief Financial Officer
Tel: (563) 383-2179	By:
Fax: (563) 327-2600		Title:

c/o Lee Enterprises, Incorporated	LEE PUBLICATIONS, INC.,
201 North Harrison Street, Suite 600	as a Guarantor
Davenport, Iowa 52801
Attention: Chief Financial Officer
Tel: (563) 383-2179	By:
Fax: (563) 327-2600	Title:

c/o Lee Enterprises, Incorporated	LEE PROCUREMENT SOLUTIONS CO.,
201 North Harrison Street, Suite 600	as a Guarantor
Davenport, Iowa 52801
Attention: Chief Financial Officer
Tel: (563) 383-2179	By:
Fax: (563) 327-2600	Title:

c/o Lee Enterprises, Incorporated	SIOUX CITY NEWSPAPERS, INC.,][2]
201 North Harrison Street, Suite 600	as a Guarantor
Davenport, Iowa 52801
Attention: Chief Financial Officer
Tel: (563) 383-2179	By:
Fax: (563) 327-2600	Title:

[TO INCLUDE SIGNATURE BLOCKS FOR THE PULITZER ENTITIES]

Accepted and Agreed to:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Title:

[2]	All signatories to be confirmed.

EXHIBIT H

TO SECOND LIEN LOAN AGREEMENT

FORM OF

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, modified and/or supplemented from time to time, this “Agreement”), dated as of January 30, 2012, made by each of the undersigned (each, a “Party” and, together with any entity that becomes a party to this Agreement pursuant to Section 9 hereof, the “Parties”) and Wilmington Trust, National Association, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Senior Creditors (as defined below). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Lee Enterprises, Incorporated (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Wilmington Trust, National Association, as administrative agent (together with any successor administrative agent, the “Administrative Agent”), have entered into a Second Lien Loan Agreement, dated as of January 30, 2012, providing for the making (or deemed making) and continuation of Loans to the Borrower, all as contemplated therein (with the Lenders, the Administrative Agent and the Collateral Agent being herein called the “Secured Creditors”) (as used herein, the term “Loan Agreement” means the Second Lien Loan Agreement described above in this paragraph, as the same may be amended, restated, modified, supplemented, extended, renewed, refinanced, replaced, or refunded from time to time, and including any agreement extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreement, whether or not with the same agent, trustee, representative, lenders or holders; provided that, with respect to any subsequent agreement providing for the refinancing or replacement of indebtedness under the Loan Agreement, such agreement shall only be treated as, or as part of, the Loan Agreement hereunder if (i) either (A) all obligations under the Loan Agreement being refinanced or replaced shall be paid in full at the time of such refinancing or replacement or (B) the Required Lenders shall have consented in writing to the refinancing or replacement indebtedness being treated as indebtedness pursuant to the Loan Agreement, and (ii) a notice to the effect that the refinancing or replacement indebtedness shall be treated as issued under the Loan Agreement shall be delivered by the Borrower to the Collateral Agent);

WHEREAS, pursuant to the Subsidiaries Guaranty, each Subsidiary Guarantor has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations (as defined in the Subsidiaries Guaranty);

WHEREAS, it is a condition precedent to the extensions of credit under the Loan Agreement that this Agreement be executed and delivered by the original Parties hereto;

WHEREAS, additional Parties may from time to time become parties hereto in order to allow for certain extensions of credit in accordance with the requirements of the Loan Agreement; and

WHEREAS, each of the original Parties desires to execute this Agreement to satisfy the conditions described in the immediately preceding paragraphs.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Parties and the Collateral Agent (for the benefit of the Senior Creditors) hereby agree as follows:

1. The Subordinated Debt (as defined in Section 7 hereof) and all payments of principal, interest and all other amounts thereunder are hereby, and shall continue to be, subject and subordinate in right of payment to the prior payment in full, in cash, of all Senior Indebtedness to the extent, and in the manner, set forth herein. The foregoing shall apply notwithstanding the availability of collateral to the Senior Creditors or the holders of Subordinated Debt or the actual date and time of execution, delivery, recordation, filing or perfection of any security interests granted with respect to the Senior Indebtedness or the Subordinated Debt, or the lien or priority of payment thereof, and in any instance wherein the Senior Indebtedness or any claim for the Senior Indebtedness (as defined in Section 7 hereof) is subordinated, avoided or disallowed, in whole or in part, under the Bankruptcy Code or other applicable federal, foreign, state or local law. In the event of a proceeding, whether voluntary or involuntary, for insolvency, liquidation, reorganization, dissolution, bankruptcy or other similar proceeding pursuant to the Bankruptcy Code or other applicable federal, foreign, state or local law (each, a “Bankruptcy Proceeding”), the Senior Indebtedness shall include all interest accrued on the Senior Indebtedness, in accordance with and at the rates specified in the Senior Indebtedness, both for periods before and for periods after the commencement of any of such proceedings, even if the claim for such interest is not allowed pursuant to the Bankruptcy Code or other applicable law.

2. Each Party (as a lender of any Subordinated Debt) hereby agrees that until the Senior Indebtedness Termination Date shall have occurred:

(a) Such Party shall not, without the prior written consent of the Required Senior Creditors (as defined in Section 7 hereof), which consent may be withheld or conditioned in the Required Senior Creditors’ sole discretion, commence, or join or participate in, any Enforcement Action (as defined in Section 7 hereof).

(b) In the event that (i) all or any portion of any Senior Indebtedness remaining unpaid after it becomes due (whether at stated maturity, by acceleration or otherwise), (ii) any Event of Default under the Loan Agreement or any event of default under, and as defined in, any other Senior Indebtedness (or the documentation governing the same), then exists or would result from such payment on the Subordinated Debt (including, without limitation, pursuant to Section 11.09 of the Loan Agreement), (iii) such Party receives any payment or prepayment of principal, interest or any other amount, in whole or in part, of (or with respect to) the Subordinated Debt in violation of the terms of the Loan Agreement or any other Senior

Indebtedness (or the documentation governing the same) or (iv) any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, is made of all or any part of the property, assets or business of the Borrower or any of its Subsidiaries or the proceeds thereof, in whatever form, to any creditor or creditors of the Borrower or any of its Subsidiaries or to any holder of indebtedness of the Borrower or any of its Subsidiaries or by reason of any liquidation, dissolution or other winding up of the Borrower, any of its Subsidiaries or their respective businesses, or of any receivership or custodianship for the Borrower or any of its Subsidiaries or of all or substantially all of their respective property, or of any insolvency or bankruptcy proceedings or assignment for the benefit of creditors or any proceeding by or against the Borrower or any of its Subsidiaries for any relief under any bankruptcy, reorganization or insolvency law or laws, federal, foreign, state or local, or any law, federal, foreign, state or local relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, then, and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities, which shall be payable or deliverable with respect to any or all of the Subordinated Debt or which has been received by any Party shall be held in trust by such Party for the benefit of the Senior Creditors and shall forthwith be paid or delivered directly to the Senior Creditors for application to the payment of the Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness) to the extent necessary to make payment in full in cash of all sums due under the Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the Senior Creditors. In any such event, the Senior Creditors may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Subordinated Debt. In the event of the occurrence of any event referred to in subclauses (i), (ii), (iii) or (iv) of the second preceding sentence of this clause (b) and until the Senior Indebtedness Termination Date shall have occurred and all of the obligations of the Borrower or any of its Subsidiaries to the Senior Creditors have been performed in full, no payment of any kind or character (whether in cash, property, securities or otherwise) shall be made to or accepted by any Party in respect of the Subordinated Debt. Notwithstanding anything to the contrary contained above, if one or more of the events referred to in subclauses (i) through (iv) of the first sentence of this clause (b) is in existence, the Required Senior Creditors may agree in writing that payments may be made with respect to the Subordinated Debt which would otherwise be prohibited pursuant to the provisions contained above, provided that any such waiver shall be specifically limited to the respective payment or payments which the Required Senior Creditors agree may be so paid to any Party in respect of the Subordinated Debt.

(c) If such Party shall acquire by indemnification, subrogation or otherwise, any lien, estate, right or other interest in any of the assets or properties of the Borrower or any of its Subsidiaries, that lien, estate, right or other interest shall be subordinate in right of payment to the Senior Indebtedness and the lien of the Senior Indebtedness as provided herein, and such Party hereby waives any and all rights it may acquire by subrogation or otherwise to any lien of the Senior Indebtedness or any portion thereof until such time as the Senior Indebtedness Termination Date shall have occurred.

(d) Such Party shall not pledge, assign, hypothecate, transfer, convey or sell any Subordinated Debt or any interest in any Subordinated Debt to any entity (other than under the relevant Security Documents (as hereinafter defined) or in accordance with the relevant requirements of the Loan Agreement to a Credit Party which is a Party hereto) without the prior written consent of the Administrative Agent (with the prior written consent of the Required Senior Creditors).

(e) After request by the Administrative Agent or the Required Senior Creditors, such Party shall within ten (10) days furnish the Senior Creditors with a statement, duly acknowledged and certified setting forth the original principal amount of the notes evidencing the indebtedness of the Subordinated Debt, the unpaid principal balance, all accrued interest but unpaid interest and any other sums due and owing thereunder, the rate of interest, the monthly payments and that, to the best knowledge of such Party, there exists no defaults under the Subordinated Debt, or if any such defaults exist, specifying the defaults and the nature thereof.

(f) In any case commenced by or against the Borrower or any of its Subsidiaries under the Bankruptcy Code or any similar federal, foreign, state or local statute (a “Reorganization Proceeding”), to the extent permitted by applicable law, the Required Senior Creditors shall have the exclusive right to exercise any voting rights in respect of the claims of such Party against the Borrower or any of its Subsidiaries.

(g) If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made (whether by the Borrower, any other Credit Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower, any other Credit Party or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(h) Such Party shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

(i) Such Party waives any marshalling rights with respect to the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

(j) Notwithstanding anything herein to the contrary, if any amount otherwise required to be held for or paid to the Senior Creditors is required to be held for or paid to any other Senior Creditors (as defined in the Lee Intercompany Subordination Agreement or the Pulitzer Intercompany Subordination Agreement, as applicable) pursuant to the Lee Intercompany Subordination Agreement or the Pulitzer Intercompany Subordination Agreement, the terms of the Lee Intercompany Subordination Agreement or the Pulitzer Intercompany Subordination Agreement, as applicable, shall supersede the terms hereof and such amounts may be held for or paid to such other Senior Creditors (as defined in the Lee Intercompany Subordination Agreement or the Pulitzer Intercompany Subordination Agreement, as applicable) pursuant to the Lee Intercompany Subordination Agreement or the Pulitzer Intercompany Subordination Agreement, as applicable, without resulting in any violation by such Party of this Agreement.

3. Each Party hereby represents, warrants and covenants as follows:

(a) each Party will deliver a schedule setting forth all Intercompany Debt to the Administrative Agent within 10 days after any request by the Administrative Agent or the Required Senior Creditors (although any failure to deliver such a supplement shall have no effect whatsoever on the subordination provisions contained herein, which shall apply to all Subordinated Debt whether or not listed on said schedule); and

(b) each Party will not lend, hold or permit to exist any Intercompany Debt owed by it or to it (in accordance with the definition thereof contained herein) unless each obligee or obligor, as the case may be, with respect to such Intercompany Debt is (or concurrently with such extension becomes) a Party to this Agreement.

4. Any payments made to, or received by, any Party in respect of any guaranty or security in support of the Subordinated Debt shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under such Subordinated Debt. To the extent that the Borrower or any of its Subsidiaries (other than the respective obligor or obligors which are already Parties hereto) provides a guaranty or any security in support of any Subordinated Debt, the Party which is the lender of the respective Subordinated Debt will cause each such Person to become a Party hereto (if such Person is not already a Party hereto) not later than the date of the execution and delivery of the respective guarantee or security documentation, provided that any failure to comply with the foregoing requirements of this Section will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments received with respect to any guarantee or security for any Subordinated Debt, whether or not the Person furnishing such guarantee or security is a Party hereto).

5. Each Party hereby acknowledges and agrees that no payments will be accepted by it in respect of the Subordinated Debt (unless promptly turned over to the holders of Senior Indebtedness as contemplated by Section 2 above) to the extent such payments would be prohibited under any Senior Indebtedness (or the documentation governing the same).

6. In addition to the foregoing agreements, each Party hereby acknowledges and agrees that, with respect to all Intercompany Debt (whether or not same constitutes Subordinated Debt), that (x) such Intercompany Debt (and any promissory notes or other instruments evidencing same) may be pledged, and delivered for pledge, by the Borrower or any of its Subsidiaries pursuant to any Security Document to which the Borrower or the respective such Subsidiary is, or at any time in the future becomes, a party and (y) with respect to all Intercompany Debt so pledged, the Collateral Agent shall be entitled to exercise all rights and remedies with respect to such Intercompany Debt to the maximum extent provided in the various Security Documents (in accordance with the terms thereof and subject to the requirements of applicable law). Furthermore, with respect to all Intercompany Debt at any time owed to any Credit Party, and notwithstanding anything to the contrary contained in the terms of such Intercompany Debt, each obligor (including any guarantor) and obligee with respect to such Intercompany Debt hereby agrees, for the benefit of the holders from time to time of the Senior Indebtedness, that the Administrative Agent or the Collateral Agent may at any time, and from time to time, acting on its own or at the request of the Required Senior Creditors, accelerate the maturity of such Intercompany Debt if (x) any obligor (including any guarantor) of such Intercompany Debt is subject to any Bankruptcy Proceeding or (y) any event of default under the Loan Agreement shall have occurred and be continuing. Any such acceleration of the maturity of any Intercompany Debt shall be made by written notice by the Administrative Agent or Collateral Agent to the obligor on the respective Intercompany Debt; provided that no such notice shall be required (and the acceleration shall automatically occur) either upon the occurrence of a Bankruptcy Proceeding with respect to the respective obligor (or any guarantor) of the respective Intercompany Debt or upon (or following) any acceleration of the maturity of any Loans pursuant to the Loan Agreement.

7. Definitions. As and in this Agreement, the terms set forth below shall have the respective meanings provided below:

“Enforcement Action” shall mean any acceleration of all or any part of the Subordinated Debt, any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the seeking of default interest, the suing on, or otherwise taking action to enforce the obligation of the Borrower or any of its Subsidiaries to pay any amounts relating to any Subordinated Debt, the exercising of any banker’s lien or rights of set-off or recoupment, the institution of a Bankruptcy Proceeding against the Borrower or any of its Subsidiaries, or the taking of any other enforcement action against any asset or Property of the Borrower or its Subsidiaries.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereinafter incurred, owed by any Credit Party to the Borrower or any Subsidiary of the Borrower.

“Lee Intercompany Subordination Agreement” shall mean the “Intercompany Subordination Agreement” referred to and defined in the First Lien Credit Agreement.

“Obligation” shall mean any principal, interest, premium, penalties, fees, indemnities and other liabilities and obligations payable under the documentation governing any indebtedness (including, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

“Pulitzer Intercompany Subordination Agreement” shall mean each “Subordinated Intercompany Note” referred to and defined in the Pulitzer Debt Agreement or the documentation governing any Permitted Pulitzer Debt Refinancing Indebtedness.

“Required Senior Creditors” shall mean (i) the Required Lenders (or such other Lenders (or number or percentage thereof) as shall be necessary under Section 13.12(a) of the Loan Agreement) at all times prior to the Senior Indebtedness Termination Date, and (ii) the holders of at least a majority of the other outstanding Senior Indebtedness at all times after the Senior Indebtedness Termination Date.

“Senior Creditors” shall mean all holders from time to time of any Senior Indebtedness and shall include, without limitation, the Secured Creditors.

“Senior Indebtedness” shall mean all Obligations (including Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of each Credit Party (whether as obligor, guarantor or otherwise) to the Secured Creditors, whether now existing or hereafter incurred under, arising out of or in connection with each Credit Document to which it is at any time a party (including, without limitation, all such obligations and liabilities of each Credit Party under the Loan Agreement (if a party thereto) and under the Subsidiaries Guaranty (if a party thereto) or under any other guarantee by it of obligations pursuant to the Loan Agreement) and the due performance and compliance by each Credit Party with the terms of each such Credit Document.

“Senior Indebtedness Termination Date” shall mean the first date after the Effective Date upon which all Senior Indebtedness have been indefeasibly paid in full in cash.

“Subordinated Debt” shall mean the principal of, interest on, and all other amounts owing from time to time in respect of, all Intercompany Debt (including, without limitation, pursuant to guarantees thereof or security therefor and intercompany payables not evidenced by a note) at any time outstanding.

8. Each Party agrees to be fully bound by all terms and provisions contained in this Agreement, both with respect to any Subordinated Debt (including any guarantees thereof and security therefor) owed to it, and with respect to all Subordinated Debt (including all guarantees thereof and security therefor) owing by it.

9. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Loan Agreement or any other Senior Indebtedness shall become a Party hereunder by executing a counterpart hereof (or a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent) and delivering same to the Collateral Agent.

10. No failure or delay on the part of any party hereto or any holder of Senior Indebtedness in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

11. Each Party hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Agreement, in the event any Party fails to comply with its obligations hereunder, the Collateral Agent, the Administrative Agent or the holders of Senior Indebtedness shall have the right to obtain specific performance of the obligations of such defaulting Party, injunctive relief or such other equitable relief as may be available.

12. Any notice to be given under this Agreement shall be in writing and shall be sent in accordance with the provisions of the Loan Agreement.

13. In the event of any conflict between the provisions of this Agreement and the provisions of the Subordinated Debt, the provisions of this Agreement shall prevail.

14. No Person other than the parties hereto, the Senior Creditors from time to time and their successors and assigns as holders of the Senior Indebtedness and the Subordinated Debt shall have any rights under this Agreement.

15. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. No amendment, supplement, modification, waiver or termination of this Agreement shall be effective against a party against whom the enforcement of such amendment, supplement, modification, waiver or termination would be asserted, unless such amendment, supplement, modification, waiver or termination was made in a writing signed by such party, provided that amendments hereto shall be effective as against the Senior Creditors only if executed and delivered by the Collateral Agent (with the written consent of the Required Senior Creditors at such time).

17. In case any one or more of the provisions confined in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby.

18. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York in each case which are located in the County of New York, and, by execution and delivery of this Agreement, each Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such court lacks personal jurisdiction over such Party, and agrees not to plead or claim in any legal action or proceeding with respect to this Agreement or any other Credit Document to which such Party is a party brought in any of the aforesaid courts that any such court lacks personal jurisdiction over such Party. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party at its address set forth opposite is signature below, such service to become effective 30 days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which such Party is a party that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any of the Senior Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Party in any other jurisdiction.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF

VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (b) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19. This Agreement shall bind and inure to the benefit of the Administrative Agent, the Collateral Agent, the other Senior Creditors and each Party and their respective successors, permitted transferees and assigns.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

LEE ENTERPRISES, INCORPORATED

By:
Title:

[ADDITIONAL PARTIES:]

By:
Title:]

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Collateral Agent

By:
Title:

EXHIBIT J

TO SECOND LIEN LOAN AGREEMENT

FORM OF

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders

party to the Loan Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Lee Enterprises, Incorporated, a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:

1. This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 6.14(i) of the Second Lien Loan Agreement, dated as of the date hereof (the “Loan Agreement”), among the Borrower, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Wilmington Trust, National Association, as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this solvency certificate (this “Certificate”) shall have the meanings set forth in the Loan Agreement.

2. For purposes of this Certificate, the terms below shall have the following definitions:

(a)	“does or do not have Unreasonably Small Capital”

For the period from the date hereof through the stated maturity of all New Financing, each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, after the incurrence, issuance or assumption of all Indebtedness (including the Loans) being incurred, issued or assumed and Liens of such Person or of such group of Persons existing or created, as the case may be, on the Effective Date, has or have sufficient capital with which to conduct its or their respective businesses.

(b)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(c)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities (other than such contingent liabilities included within the term “Stated Liabilities”) of each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, after giving effect to the transactions consummated on the Effective Date (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower and its Subsidiaries or that have been identified as such by an officer of the Borrower or any of its Subsidiaries, determined in accordance with GAAP.

(d)	“New Financing”

All Indebtedness incurred or to be incurred by the Borrower and its Subsidiaries under the Credit Documents, the First Lien Credit Documents (assuming the full utilization by the Borrower of the Commitments under (and as defined in) the First Lien Credit Agreement) and the Pulitzer Debt Documents, as applicable.

(e)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

(f)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, as of the date hereof after giving effect to the transactions consummated on the Effective Date, determined in accordance with GAAP consistently applied, together with the amount of the New Financing.

(g)	“will be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable”

For the period from the date hereof through the stated maturity of all New Financing, each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, will have sufficient assets and cash flow to pay its or their respective Stated

Liabilities and Identified Contingent Liabilities as those liabilities mature or otherwise become payable.

3. For purposes of this Certificate, I, or officers of the Borrower and/or its Subsidiaries under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	Reviewed the financial statements (including the pro forma financial statements) referred to in Section 8.05 of the Loan Agreement.

(b)	Made inquiries of certain officials of the Borrower and its Subsidiaries who have responsibility for financial and accounting matters regarding (i) the existence and amount of Identified Contingent Liabilities associated with the business of the Borrower and its Subsidiaries and (ii) whether the financial statements referred to in paragraph (a) above are in conformity with GAAP applied on a basis consistent with that of the Borrower’s audited financial statements for the Borrower’s fiscal year ended September 25, 2011.

(c)	Reviewed to my satisfaction the Credit Documents, the First Lien Credit Documents and the Pulitzer Debt Documents and the respective Schedules, Annexes and Exhibits thereto.

(d)	With respect to Identified Contingent Liabilities:

1.	inquired of certain officials of the Borrower and/or its Subsidiaries who have responsibility for legal, financial and accounting matters as to the existence and estimated liability with respect to all contingent liabilities associated with the business of the Borrower and its Subsidiaries;

2.	confirmed with officers of the Borrower and/or its Subsidiaries that, to the best of such officers’ knowledge, (i) all appropriate items were included in Stated Liabilities or Identified Contingent Liabilities and that (ii) the amounts relating thereto were the maximum estimated amount of liabilities reasonably likely to result therefrom as of the date hereof; and

3.	to the best of my knowledge, in making the certification set forth in paragraph 4 below, considered all material Identified Contingent Liabilities that may arise from any pending litigation, asserted claims and assessments, guarantees, uninsured risks and other Identified Contingent Liabilities of the Borrower and its Subsidiaries (exclusive of such Identified Contingent Liabilities to the extent reflected in Stated Liabilities) and with respect to each such Identified Contingent Liability the estimable maximum amount of liability with respect thereto was used in making such certification.

(e)	Made inquiries of certain officers of the Borrower and/or its Subsidiaries who have responsibility for financial reporting and accounting matters regarding whether they were aware of any events or conditions that, as of the date hereof, would cause either Borrower (on a stand-alone basis) or the Borrower and its Subsidiaries (taken as a whole), as the case may be, after giving effect to the consummation of the financing transactions (including the incurrence of the New Financing), to (i) have assets with a Fair Value or Present Fair Salable Value that are less than the sum of its or their Stated Liabilities and Identified Contingent Liabilities; (ii) have Unreasonably Small Capital; or (iii) not be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.

(f)	Had the Projections relating to the Borrower and/or its Subsidiaries which have been previously delivered to the Administrative Agent and the Lenders, prepared under my direction based on good faith estimates and assumptions, and have re-examined the Projections on the date hereof and considered the effect thereon of any changes since the date of the preparation thereof on the results projected therein. After such review, I hereby certify that in my opinion the Projections are (and remain) reasonable and attainable (it being recognized by the Lenders that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results contained therein) and the Projections support the conclusions contained in paragraph 4 below.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that, on and as of the date hereof and after giving effect to the consummation of the financing transactions (including the incurrence of the New Financing), it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, exceed its or their respective Stated Liabilities and Identified Contingent Liabilities; (ii) each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, do not have Unreasonably Small Capital; and (iii) each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, intends to and believes that it will be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.

5. The Borrower does not intend, in consummating the transactions contemplated by the New Financing, to delay, hinder, or defraud either present or future creditors.

IN WITNESS WHEREOF, the undersigned has set his hand this [        ] day of [            ].

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

EXHIBIT K

TO SECOND LIEN LOAN AGREEMENT

FORM OF

FORM OF COMPLIANCE CERTIFICATE

This compliance certificate (this “Compliance Certificate”) is delivered to you pursuant to Section 9.01(e) of the Second Lien Loan Agreement, dated as of January 30, 2012 (as amended, supplemented or modified from time to time, the “Loan Agreement”), among Lee Enterprises, Incorporated (the “Borrower”), the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Wilmington Trust, National Association, as Administrative Agent. Terms defined in the Loan Agreement and not otherwise defined herein are used herein as therein defined.

1. I am the duly elected, qualified and acting [insert Title of Authorized Officer] of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower. The matters set forth herein are true to the best of my knowledge after due inquiry.

3. I have reviewed the terms of the Loan Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [, except as set forth below:].

4. Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.

5. Attached hereto as ANNEX 3 is the information required by Section 9.01(e)(ii) of the Loan Agreement as of the date of this Compliance Certificate and the Borrower and its Subsidiaries have taken all actions required to be taken by them pursuant to the Security Documents in connection with the information set forth on ANNEX 3.

6. Attached hereto as ANNEX 4 is the information required to establish compliance with Section 10.02(iv) of the Loan Agreement for the period of four consecutive fiscal quarters of the Borrower last ended (taken as one accounting period).

IN WITNESS WHEREOF, I have executed this Compliance Certificate this [            ] day of [            ,             ].

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

ANNEX 1

TO COMPLIANCE CERTIFICATE

Applicable Financial Statements

(To Be Attached)

ANNEX 2

TO COMPLIANCE CERTIFICATE

The information described herein is as of                  ,             (the “Computation Date”) and pertains to (i) in the case of items I.A below, I.C below and I.D. below, the respective amounts outstanding as of the Computation Date, (ii) in the case of items I.B below and I.D. (iv) and (viii) below, the period from [the Effective Date] [                     ,             ]1 through the last day of the Computation Date.

I.	Negative and Financial Covenants

A.	Liens (Section 10.01)

	Section		Amount

(i)	10.01(x)	$

(ii)	10.01(xii)	$

(iii)	10.01(xvii)	$

B.	Dividends (Section 10.03)

	Section		Amount

(i)	10.03(iii)	$

C.	Indebtedness (Section 10.04)

	Section		Amount

(i)	10.04(iv)	$

(ii)	10.04(viii)	$

(iii)	10.04(xii)	$

$

D.	Investments (Section 10.05)

	Section		Amount

(i)	10.05(v)	$

[1]	Insert the first day of the Borrower’s fiscal year (beginning with the first day of its fiscal year commencing closest to [ ]).

ANNEX 2

TO COMPLIANCE CERTIFICATE (continued)

(ii)	10.05(viii)	$

(iii)	10.05(xiv)	$

(iv)	10.05(xv)	$

(v)	10.05(xvi)	$

(vi)	10.05(xvii)	$

(vii)	10.05(xviii)	$

(viii)	10.05(xix)	$

E. Capital Expenditures (Section 10.07)

	Section		Amount

(i)	Capital Expenditures under Section 10.07(a)	$

(ii)	Capital Expenditures under Section 10.07(b)	$

(iii)	Capital Expenditures under Section 10.07(c)	$

2

ANNEX 3

TO COMPLIANCE CERTIFICATE

Changes to Annexes to Security Documents

[Specify in reasonable detail any changes to the Annexes to each of the Pledge Agreement and the Security Agreement, in each case since the Effective Date or, if later, since the date of the most recent compliance certificate delivered pursuant to Section 9.01(e) of the Loan Agreement, but only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Security Documents.]

ANNEX 4

TO COMPLIANCE CERTIFICATE

Asset Sales

Section 10.02(iv)		Amount
(a) Consolidated EBITDA of the Borrower and its Subsidiaries generated by all assets sold during the covenant fiscal year of the Borrower	$
(b) Consolidated EBITDA of the Borrower and its Subsidiaries for the immediately preceding fiscal year of the Borrower	$
(c) Result of line (a) divided by line (b) (expressed as a percentage)			%

EXHIBIT L

TO SECOND LIEN LOAN AGREEMENT

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Loan Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:	__________________

2.	Assignee:	][2]

[1][3].	Loan Agreement:	Second Lien Loan Agreement, dated as of January 30, 2012, among Lee Enterprises, Incorporated (the “Borrower”), the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Wilmington Trust, National Association, as Administrative Agent.

[2.	Assigned Interest:[3]

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]

If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Assignor	Assignee	Aggregate Amount of Loans for all Lenders		Amount of Loans Assigned
[Name of Assignor]	[Name of Assignee]	_________		__________
[Name of Assignor]	[Name of Assignee]	[__________	]	[__________	]

[4.	Assigned Interest:[4]

Effective Date             ,             ,             .

Assignor[s] Information		Assignee[s] Information
Payment Instructions:		Payment Instructions:

	Reference:________________		Reference:________________

Notice Instructions:		Notice Instructions:

	Reference:_________________		Reference:________________

[3]

Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[4]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

L-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][5]

By:	By:
Name:	Name:
Title:	Title:

[[Consented to and]6 Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[5]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.
[6]

[Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(y) of the Loan Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.]

L-3

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) an affiliate of any Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this clause), (D) a fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (E) an Eligible Transferee under Section 13.04(b) of the Loan Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent, and to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent and/or the Collateral Agent, as the case may be, by the terms thereof,

Annex I

to Exhibit L.

together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Loan Agreement and the other Credit Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

*    *    *

2

EXHIBIT M-1

TO SECOND LIEN LOAN AGREEMENT

FORM OF

INTERCOMPANY NOTE FOR THE LEE ENTITIES

New York, New York

                 ,

FOR VALUE RECEIVED,             , a [             [corporation]] (the “Payor”), hereby promises to pay [on demand] [on [DATE]] to the order of             , or its assigns (the “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as the Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by the Payee to the Payor.

The Payor also promises to pay interest on the unpaid principal amount hereof in like money at said location from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by the Payor and the Payee.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Payor or (y) any exercise of remedies pursuant to (i) Section 11 of the Lee Credit Agreement referred to below (including the termination of the Total Commitment) or (ii) Section 11 of the Second Lien Loan Agreement referred to below the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

This Note is one of the Intercompany Notes referred to in (i) the Exit Credit Agreement, dated as of January 30, 2012, among Lee Enterprises, Incorporated, the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Lee Credit Agreement”) and (ii) the Second Lien Loan Agreement, dated as of January 30, 2012, among Lee Enterprises, Incorporated, Wilmington Trust, National Association, as Administrative Agent and the lenders from time to time party thereto, and Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers (as amended, restated, modified and/or supplemented from time to time, the “Second Lien Loan Agreement”).

The Payee is hereby authorized (but shall not be required) to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

This Note, and all of obligations of the Payor hereunder, shall be subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Intercompany Subordination Agreements referred to in each of the Lee Credit Agreement and the Second Lien Loan Agreement) as, and to the extent required by, such Intercompany Subordination Agreements.

All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

The Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[NAME OF PAYOR]

By:
Name:
Title:

Pay to the order of

[NAME OF PAYEE]

By:
Name:
Title:

M-2

EXHIBIT M-2

TO SECOND LIEN LOAN AGREEMENT

FORM OF

INTERCOMPANY NOTE FOR THE PULITZER ENTITIES]

New York, New York

                 ,

FOR VALUE RECEIVED,             , a [             [corporation]] (the “Payor”), hereby promises to pay [on demand] [on [DATE]] to the order of             , or its assigns (the “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as the Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by the Payee to the Payor.

The Payor also promises to pay interest on the unpaid principal amount hereof in like money at said location from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by the Payor and the Payee.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Payor or (y) any exercise of remedies pursuant to (i) Section 11 of the Second Lien Loan Agreement referred to below or (ii) Paragraph 8 of the Pulitzer Debt Agreement referred to below, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

This Note is one of the Intercompany Notes referred to in (i) the Second Lien Loan Agreement, dated as of January 30, 2012, among Lee Enterprises, Incorporated, Wilmington Trust, National Association, as Administrative Agent and the lenders from time to time party thereto, and Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers (as amended, restated, modified and/or supplemented from time to time, the “Second Lien Loan Agreement”) and (ii) the Note Agreement, dated as of January 30, 2012, among St. Louis Post-Dispatch LLC and the purchasers party thereto (as amended, restated, modified and/or supplemented from time to time, the “Pulitzer Debt Agreement”)1, and is subject to the terms thereof.

The Payee is hereby authorized (but shall not be required) to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

[1]	To be reconciled with the Subordinated Intercompany Note referred to in the Pulitzer Debt Agreement upon review of the proposed Pulitzer Debt Documents.

M-2

EXHIBIT M-2

TO SECOND LIEN LOAN AGREEMENT

This Note, and all of obligations of the Payor hereunder, shall be subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Intercompany Subordination Agreements referred to in each of the the Second Lien Loan Agreement and the Pulitzer Debt Agreement) as, and to the extent required by, such Intercompany Subordination Agreements.

All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

The Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[NAME OF PAYOR]

By:
Name:
Title:

Pay to the order of

[NAME OF PAYEE]

By:
Name:
Title:

M-3